EXHIBIT 7(i)

EXECUTION COPY

SHARE PURCHASE AGREEMENT

among

LIBERTY MEDIA CORPORATION

LIBERTY IATV, INC.

LIBERTY IATV HOLDINGS, INC.

KUDELSKI SA

KUDELSKI INTERACTIVE USA, INC.

and

KUDELSKI INTERACTIVE CAYMAN, LTD.

ii

5.8	Indemnification; Maintenance of Insurance.	23
5.9	Covenant Not to Sue; Release.	24
5.10	Cooperation with Legal Proceedings.	24
5.11	Employee Matters.	25
5.12	Filing of OpenTV Commission Filings.	26
5.13	Ongoing Reporting Commitments.	26
ARTICLE VI CONDITIONS PRECEDENT		26
6.1	Conditions to Obligations of Each Party.	26
6.2	Additional Conditions to Obligations of the Seller Parties.	27
6.3	Additional Conditions to the Obligations of the Purchaser Parties.	28
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		29
7.1	Termination.	29
7.2	Effect of Termination.	31
7.3	Amendment.	31
7.4	Extension; Waiver.	31
7.5	Payment of Certain Amounts.	31
ARTICLE VIII INDEMNIFICATION		32
8.1	Indemnification by the Seller Parties.	32
8.2	Indemnification by the Purchaser Parties.	33
8.3	Escrow.	34
8.4	Defense of Action.	34
ARTICLE IX GENERAL PROVISIONS		36
9.1	Survival.	36
9.2	Notices.	36
9.3	Interpretation.	37
9.4	Counterparts.	38
9.5	Entire Agreement; Assignment; Parties in Interest.	38
9.6	Severability.	38
9.7	No Waiver.	38
9.8	Governing Law.	39
9.9	Rules of Construction.	39
9.10	Expenses.	39
9.11	Further Assurances.	39
9.12	Enforcement.	39
9.13	Authorized Agent; Consent to Jurisdiction.	40
9.14	Waiver of Jury Trial.	40
9.15	Execution by Kudelski Cayman and Kudelski US.	40

iii

EXHIBITS

A	Certain Defined Terms
B	Escrow Agreement
C	Form of Opinion of BVI Counsel
D	Articles of Association

SCHEDULES

1	Material Parties
1.2	Allocation Schedule
4.1	Conduct of Business Pending Closing
5.4	Required Consents and Filings

Seller Disclosure Schedule
2.5(b)	Governmental Approvals
2.7	Certain Changes
2.8	Litigation
2.9(b)	OpenTV License Agreements
2.10	Material Compensatory Arrangements
2.11(a)	Interested Party Transactions
5.8(a)	Director Indemnity Agreements

Purchaser Disclosure Schedule
3.3	Purchaser Governmental Approvals

iiii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 18, 2006, is entered into by and among Liberty Media Corporation, a Delaware corporation (“Liberty”), Liberty IATV, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Liberty (“IATV”), Liberty IATV Holdings, Inc. a Delaware corporation and a wholly owned subsidiary of Liberty (“IATV Holdings”) (IATV and IATV Holdings each, a “Seller,” and together with Liberty, the “Seller Parties”), Kudelski SA, a company having its principal office at Route de Genève 22, 1033 Cheseaux, Switzerland (“Kudelski”), Kudelski Interactive USA, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Kudelski (Kudelski US), Kudelski Interactive Cayman, Ltd., a company incorporated under the laws of the Cayman Islands and an indirect wholly owned subsidiary of Kudelski (“Kudelski Cayman”) (Kudelski US and Kudelski Cayman, each a “Purchaser” or “Kudelski Sub,” and, together with Kudelski, the “Purchaser Parties,” and the Purchaser Parties together with the Seller Parties, each, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, the Sellers are the owners of “A” Ordinary Shares (“OpenTV A Shares”) and “B” Ordinary Shares (“OpenTV B Shares”) of OpenTV Corp., a company incorporated in the British Virgin Islands (“OpenTV”); and

WHEREAS, the Seller Parties desire to sell to the Purchaser Parties, and the Purchaser Parties desire to purchase from the Seller Parties, all of the Shares (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is acknowledged and agreed that Kudelski will cause the Kudelski Subs to execute this Agreement as promptly as practicable after the date hereof and such later execution shall not in any way affect the binding nature of this Agreement effective as of the date of this Agreement as among the Parties that have executed this Agreement on the date hereof; and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth on Exhibit A hereto;

NOW, THEREFORE, in consideration of the foregoing recitals and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1           Sale of Shares. Upon the terms and subject to the conditions of this Agreement and for the consideration set forth herein, (a) IATV hereby agrees to sell, transfer, assign and deliver at the Closing to Kudelski Cayman 5,866,640 OpenTV A Shares; and (b) IATV Holdings hereby agrees to sell, transfer, assign and deliver at the Closing (i) 667,311 OpenTV A Shares to Kudelski Cayman, and (ii) 30,206,154 OpenTV B Shares to Kudelski US (all such OpenTV A Shares, the “Purchased A Shares,” and all such OpenTV B Shares, the “Purchased B Shares,” and together with the Purchased A Shares, the “Shares”) (in each case, appropriately adjusted to reflect the effect of any division or combination of shares, any dividends payable in shares or similar events affecting the OpenTV A Shares or the OpenTV B Shares), together with the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect to such Shares, free and clear of any Liens and not subject to any Restrictions (other than Liens and Restrictions arising from acts of the Purchaser Parties or any Person that was an Affiliate of the Purchaser Parties prior to the Closing).  Liberty hereby guarantees as primary obligor and not merely as surety, the performance by each Seller of all obligations of such Seller under this Agreement.

1.2           Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, Kudelski Cayman hereby agrees to purchase at the Closing all, but not less than all, of the Purchased A Shares for a per share purchase price of US $3.60 (appropriately adjusted to reflect the effect of any division or combination of shares, dividends payable in shares or similar events affecting the Purchased A Shares or the Purchased B Shares, as the case may be, the “Per Share Price”), and (b) Kudelski US hereby agrees to purchase at the Closing all, but not less than all, of the Purchased B Shares for a per share purchase price equal to the Per Share Price.  The sum of the aggregate amounts paid pursuant to clauses (a) and (b) of the previous sentence is referred to herein as the “Purchase Price.”  No later than five (5) Business Days following the date of this Agreement, the Seller Parties shall deliver to Kudelski a completed copy of the allocation schedule attached hereto as Schedule 1.2 (the “Allocation Schedule”) setting forth (i) the “OpenTV Reference Market Price” and the “Outstanding Ordinary Shares” (as defined and determined in accordance with the Control Premium Letter), (ii) the Closing Control Premium Payment as determined in accordance with the formula set forth on the Allocation Schedule and (iii) the allocation of the Purchase Price, net of the Closing Control Premium Payment and the Escrow Amount (the “Net Purchase Price”), among the Seller Parties in accordance with Section 1.3(b)(ii).  Kudelski hereby guarantees as primary obligor and not merely as surety, the performance by each Purchaser of all obligations of such Purchaser under this Agreement.

1.3           The Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing of the purchase by the Purchasers of the Shares (the “Closing”) shall take place (i) at the offices of Heller Ehrman LLP, 333 Bush Street, San Francisco, California 94104, at 10:00 a.m., local time, on the second Business Day following the day on which the conditions set forth in Article VI shall have been fulfilled or waived in accordance herewith (other than conditions that may only be satisfied at the Closing) or (ii) at such other place, time or date as the Parties agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

(b)           At the Closing:

(i)            each Seller shall deliver to Kudelski Cayman with respect to the Purchased A Shares and IATV Holdings shall deliver to Kudelski US with respect to the Purchased B Shares, the share certificate(s) representing the Shares being sold by that Seller, duly endorsed in blank or with separate medallion guaranteed notarized share transfer powers attached thereto and signed in blank, together with all other instruments of transfer necessary or appropriate to effect the transfer of the Shares to such Purchaser;

(ii)           each Purchaser shall deliver or cause to be delivered to each of the Sellers payment by wire transfer of immediately available funds to an account or accounts at a bank identified by the Seller Parties by written notice to the Purchaser Parties at least two Business Days prior to the Closing Date an amount equal to each such Seller’s pro rata portion of the Net Purchase Price as set forth in the Allocation Schedule.  Each Seller’s “pro rata portion” of the Net Purchase Price shall be calculated by multiplying the Net Purchase Price by the quotient obtained by dividing (x) the total number of Shares held by such Seller by (y) the total number of Shares held by all Sellers;

(iii)          each Purchaser shall deliver or cause to be delivered to OpenTV payment by wire transfer of immediately available funds to the account at a bank identified by OpenTV by written notice to the Purchaser at least two Business Days prior to the Closing Date an amount equal to each Purchaser’s “pro rata portion” of the Closing Control Premium Payment.  Each Purchaser’s “pro rata portion” of the Closing Control Premium Payment shall be calculated by multiplying the Closing Control Premium Payment by the quotient obtained by dividing (x) the total number of Shares purchased by such Purchaser by (y) the total number of Shares purchased by all Purchasers;

(iv)          the Parties will enter into an escrow agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”) with Wells Fargo Bank, N.A. (the “Escrow Agent”);

(v)           each Purchaser shall deliver or cause to be delivered to the Escrow Agent a payment by wire transfer of immediately available funds equal to each Purchaser’s “pro rata portion” of US $20,000,000 (the “Escrow Amount”) to be held, invested, administered and disbursed according to Section 8.3 of this Agreement and the Escrow Agreement.  Each Purchaser’s “pro rata portion” of the Escrow Amount shall be calculated by multiplying the Escrow Amount by the quotient obtained by dividing (x) the total number of Shares purchased by such Purchaser by (y) the total number of Shares purchased by all Purchasers; and

(vi)          the Parties shall deliver or cause to be delivered the certificates and other documents required to be delivered pursuant to Article VI hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, represent and warrant to the Purchaser Parties as follows:

2.1           Organization of the Seller Parties.  Each Seller Party (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the case of clause (c) where the failure to be so duly qualified or licensed and in good standing has not had and could not reasonably be expected to result in a material adverse effect on the ability of any Seller Party to perform its obligations under, and consummate the transactions contemplated by, this Agreement (a “Seller Material Adverse Effect”).

2.2           Corporate Power; Authorization and Validity of Agreement.  Each Seller Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions  contemplated hereby.  The execution, delivery and performance by the Seller Parties of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller Parties.  This Agreement has been duly executed and delivered by each Seller Party and, assuming the due execution and delivery hereof by the Purchaser Parties, is a valid and binding obligation of each Seller Party, enforceable against such Seller Party in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

2.3           Shares. The Sellers are the record and beneficial owners of their respective Shares, and other than the Shares and except for the Remaining OpenTV Shares, the Seller Parties and their Controlled Affiliates do not own of record or beneficially any shares of OpenTV or any capital stock of its Subsidiaries. Each Seller has good and valid title to its Shares.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are free and clear of any Liens and are not subject to any Restrictions, including, without limitation, Restrictions relating to the Investors’ Rights Agreement, the Sun Agreements and any other Contract relating to the Shares to which any Seller Party is a party or pursuant to which any Seller Party has any rights or obligations.  Assuming each of the Purchasers have the requisite corporate power and corporate authority to own the Shares, upon delivery to the Purchasers at the Closing of certificates evidencing the Shares, duly endorsed by Sellers for transfer to the Purchasers, and upon Sellers’ receipt of the Purchase Price in accordance with this Agreement and recordation of the transfer of the Shares on the OpenTV share register, good and valid title to the Shares will pass to the Purchasers, free and clear of any Liens or Restrictions, other than Liens and Restrictions arising from acts of the Purchaser Parties or any Person that was an Affiliate of the Purchaser Parties prior to the Closing, and the Purchasers will possess all of the rights, privileges and preferences relating to the Shares as set forth in the Memorandum of Association of OpenTV (along with the Articles of Association of OpenTV, the “OpenTV Charter”) (including the right to exercise the full voting power of the Shares as set forth in the OpenTV Charter).  The certificates representing the Shares will not contain any legends other than required for compliance with the Securities Act.  For the avoidance of doubt, no obligations of any kind relating to the Shares that arise from the Control Premium Letter shall pass to any of the Purchaser Parties or attach to the Shares and such obligations that survive the Closing, if any, shall remain obligations of the Seller Parties.  Liberty and OpenTV have entered into a letter agreement with the Purchaser as a named third party beneficiary pursuant to which OpenTV acknowledges and agrees to the matters stated in the immediately preceding sentence.

2.4           Status of Certain Agreements; Charter Amendment.

(a)           None of the Seller Parties is a party to or has any rights or obligations under the Investors’ Rights Agreement or any of the Sun Agreements, nor will any of the Purchaser Parties have any rights or obligations under such agreements as a result of the consummation of the transactions contemplated by this Agreement.  OpenTV is not subject to any obligations under the Investors’ Rights Agreement or any Sun Agreement that would restrict the ability of the Purchasers to elect a majority of the board of directors of OpenTV at the next annual meeting of members of OpenTV following the consummation of the transactions contemplated by this Agreement.  The Amended and Restated Stockholders’ Agreement dated October 23, 1999 among OpenTV, OTV Holdings Limited, Sun Microsystems, Inc., SSI and OpenTV Sub has terminated in accordance with its terms.

(b)           The amendment to the OpenTV Charter dated February 10, 2006 (the “Charter Amendment”) was duly and validly authorized and adopted by OpenTV in accordance with all applicable laws, regulations and procedures of the British Virgin Islands and the Charter Amendment has been duly filed with the Registrar of Corporate Affairs of the British Virgin Islands and is in full force and effect.

2.5           No Conflicts; Notices.

(a)           The execution and delivery of this Agreement do not, and, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof, the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of any Seller Party, (ii) violate or conflict with any Law applicable to any Seller Party or any of their properties, or (iii) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, repurchase, prepayment or repayment or increased payments under, or result in the loss or modification of any rights or benefits under, or result in the creation of any Lien on any of the properties or assets of any Seller Party pursuant to, or require any notice, consent, approval, license, permit, order or authorization (“Contract Consent”) of any party to, any Contract to which any Seller Party is a party or by which any of their respective properties or assets is bound, other than, in the case of (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a Seller Material Adverse Effect.

(b)           No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality or antitrust authority, domestic or foreign, or any stock exchange, quotation system or similar entity or organization (“Governmental Entity”), is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement by the Seller Parties or the consummation by the Seller Parties of the transactions contemplated hereby, except for (i) the matters listed in Section 2.5(b) of the disclosure schedule provided by the Seller Parties and attached hereto (the “Seller Disclosure Schedule”), (ii) compliance with and filings under the HSR Act, (iii) compliance with and filings under Section 13(a) and 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14f-1 promulgated thereunder and applicable state securities Laws and the securities Laws of any foreign Governmental Entity or under the rules and regulations of any stock exchange or quotation service, (iv) compliance with and filings under non-U.S. antitrust or competition regulatory schemes or laws, and (v) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to cause a Seller Material Adverse Effect or an OpenTV Material Adverse Effect.

2.6           Commission Filings; Financial Statements.

(a)           The Seller Parties have heretofore made available to Kudelski by means of the Commission’s EDGAR database true and complete copies of all reports, registration statements and other documents (including exhibits and in each case together with all amendments thereto) filed by OpenTV with the Commission from December 31, 2002 to the date of this Agreement (together with all reports, registration statements and other documents (including exhibits and in each case together with all amendments thereto) required to be filed by OpenTV with the Commission after the date hereof and prior to the Closing Date, collectively, the “OpenTV Commission Filings”).  The OpenTV Commission Filings filed with the Commission and publicly available as of the date hereof constitute, and the OpenTV Commission Filings to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that OpenTV was or will be required to file with the Commission from December 31, 2002, to the date hereof and the Closing Date, as applicable.  As of their respective dates, each of the OpenTV Commission Filings complied and, in the case of OpenTV Commission Filings filed after the date hereof and prior to the Closing Date will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated under each of the Securities Act and the Exchange Act.  As of their respective dates, none of the OpenTV Commission Filings filed with the Commission contained at the time made, and none of the OpenTV Commission Filings filed with the Commission after the date hereof and prior to the Closing Date shall contain at the time made, any untrue statement of a material fact or omitted at the time made, or will omit at the time made, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.  When filed with the Commission, the financial statements included in the OpenTV Commission Filings filed with the Commission and publicly available as of the date hereof complied at the time filed, and the financial statements included in any OpenTV Commission Filings filed with the Commission after the date hereof and prior to the Closing Date (collectively with the financial statements filed as of the date hereof, the “Filed Financial Statements”) will comply at the time filed, as to form in all material respects with the applicable rules and regulations of the Commission and were, or will be, prepared in accordance with generally accepted accounting principles in the United States, consistently applied (“GAAP”) (except as may be indicated therein or in the notes or schedules thereto).  The Filed Financial Statements fairly present, or will fairly present, in all material respects the consolidated financial position of OpenTV and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments.

(b)           To the Seller Parties’ knowledge, OpenTV does not have any unresolved comments that relate to comment letters received from the Commission.

2.7           Absence of Certain Changes.  Since December 31, 2005, except as specifically disclosed in the OpenTV Commission Filings (other than in risk factors of a general nature contained in the OpenTV Commission Filings that do not disclose with particularity facts or circumstances specific to OpenTV) or set forth in Section 2.7 of the Seller Disclosure Schedule, to the knowledge of the Seller Parties, (i) OpenTV and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice, (ii) there has not occurred any fact or set of circumstances which has specific application to any Seller Party or OpenTV (other than general economic or industry conditions) that, individually or in the aggregate, have resulted in or, if appropriate corrective action is not taken, could reasonably be expected to result in an OpenTV Material Adverse Effect, and (iii) OpenTV and its Subsidiaries have not taken or committed to take any action that, if taken on or after the date of this Agreement, would not be permitted under clauses (a) through (v) of Section 4.1 without the consent of Purchaser.

2.8           Litigation.  Except as set forth in Section 2.8 of the Seller Disclosure Schedule or as specifically disclosed in the OpenTV Commission Filings, to the Seller Parties’ knowledge, there is no Legal Proceeding pending or threatened, before any agency, court or tribunal, foreign or domestic, by or against OpenTV or any of its Subsidiaries or any of their respective assets or properties or any of their respective officers, directors or Affiliates or with respect to which OpenTV or any of its Subsidiaries is or may be subject to an obligation to indemnify or hold harmless any Person, that is required by the applicable rules or regulations of the Commission to be disclosed or which pending or threatened Legal Proceeding would cause or could reasonably be expected to cause an OpenTV Material Adverse Effect.

2.9           Intellectual Property.

(a)           To the Seller Parties’ knowledge, neither OpenTV nor any Subsidiary of OpenTV is using any Intellectual Property of any Seller Party or any Controlled Affiliate of any Seller Party that is not licensed to OpenTV or such Subsidiary pursuant to a valid Intellectual Property license agreement (a “Seller Party License Agreement”).  To the Seller Parties’ knowledge, neither OpenTV nor any Subsidiary of OpenTV is in violation of any Seller Party License Agreement.

(b)           Section 2.9(b) of the Seller Disclosure Schedule contains a list of all material agreements among the parties identified therein and their respective Affiliates relating to the transfer or licensing of Intellectual Party by such parties or their Affiliates to OpenTV or any of its Subsidiaries (the agreements listed in Section 2.9(b) of the Seller Disclosure Schedule being referred to as the “OpenTV License Agreements”).  A true and complete copy of each OpenTV License Agreement has been made available by OpenTV to Kudelski.

(c)           To the Seller Parties’ knowledge, (i) OpenTV has not received any written notice of termination with respect to the Intellectual Property rights transferred or licensed pursuant to the OpenTV License Agreements, and (ii) termination of the licenses identified in Section 2.9(c) of the Seller Disclosure Schedule as the “Applicable Licenses” would not reasonably be expected to have an OpenTV Material Adverse Effect.  Solely for the purpose of this Section 2.9(c), the “Seller Parties’ knowledge” shall be deemed to include, in addition to the actual knowledge of the Seller Party Representatives, the actual knowledge of the following executive officers of OpenTV:  James A. Chiddix (Chief Executive Officer), Vincent Dureau (Former Chief Technology Officer) and Scott M. Wornow (Executive Vice President for Legal and Business Affairs).

2.10         Certain Compensatory Arrangements.  Section 2.10 of the Seller Disclosure Schedule lists each compensatory plan, contract or arrangement in which any director or any “named executive officer” (as defined by Item 402(a)(3) of Regulation S-K) of OpenTV participates and any other compensatory plan, contract or arrangement in which any other OpenTV Key Employee participates to the extent material in amount or significance to OpenTV (collectively, the “Material Compensatory Arrangements”).  A true and complete copy of each Material Compensatory Arrangement has been made available to the Purchaser by OpenTV.

2.11         Interested Party Transactions.  Section 2.11(a) of the Seller Disclosure Schedule lists or describes all material transactions, Contracts and other arrangements (oral or written) between OpenTV, any of its Subsidiaries, or any of the OpenTV Key Employees, on the one hand, and any Seller Party, any of their respective Controlled Affiliates, directors or senior executive officers, on the other hand, other than Contracts or arrangements relating to the operations of OpenTV or its Subsidiaries entered into in the ordinary course of business on an arms’ length basis.  A true and correct copy of each such Contract and arrangement that is in writing, and a description of all material terms of each such transaction, Contract or arrangement that is not in writing, have been provided to Kudelski.  None of OpenTV, any of its Subsidiaries or any OpenTV Key Employee is indebted to any Seller Party or any of their respective Controlled Affiliates, or any director or senior executive officer of any Seller Party or any of their respective Controlled Affiliates.  To the Seller Parties’ knowledge, there have been no claims that any of the parties to the agreements listed in Section 2.11(a) of the Seller Disclosure Schedule have defaulted under any of these agreements and there are no facts or conditions that if continued, or upon delivery of notice, would result in a default by any of the parties under any of these agreements.

(b)           None of the OpenTV Key Employees will become entitled to any compensation, commission, payment or any right thereto from any Seller Party or any of their respective Controlled Affiliates arising from the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

2.12         Brokers’ and Finders’ Fees.  None of the Seller Parties or, to the Seller Parties’ knowledge, OpenTV or OpenTV Sub, has incurred or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

2.13         Minute Books.  OpenTV has made available to Kudelski true and complete copies of the minute books of OpenTV and OpenTV Sub.  To the knowledge of the Seller Parties, such minute books contain summaries of all meetings of directors, shareholders and, as applicable, executive boards, or actions by written consent since the later of (i) August 27, 2002 and (ii) the time of the applicable entity’s date of incorporation or organization, in each case through August 1, 2006 and as regularly prepared by the Secretary of OpenTV or OpenTV Sub, as the case may be, and such summaries are true and complete in all material respects.

2.14         Disclaimer of Warranties.  Except for the representations and warranties specifically set forth in this Article II, none of the Seller Parties makes any representation or warranty, express or implied, concerning the Shares or the assets, liabilities, employees or business of OpenTV and its Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser Parties, jointly and severally, represent and warrant to the Seller Parties as follows:

3.1           Organization.  (a) Kudelski is a company headquartered in Switzerland and duly organized, validly existing and in good standing under the laws of Switzerland, (b) Kudelski US is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) Kudelski Cayman is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands; and each Purchaser Party (d) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (e) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the case of clause (e) where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to result in a material adverse effect on the ability of any Purchaser Party to perform its obligations under, and consummate the transactions contemplated by, this Agreement (a “Purchaser Material Adverse Effect”).

3.2           Corporate Power, Authorization and Validity of Agreement.  Each Purchaser Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser Parties.  This Agreement has been duly executed and delivered by each Purchaser Party and, assuming the due execution and delivery hereof by the Seller Parties, is a valid and binding obligation of each Purchaser Party, enforceable against such Purchaser Party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

3.3           No Conflicts; Notices.  The execution and delivery of this Agreement do not, and, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.3 hereof, the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the corporate organizational documents and bylaws of any Purchaser Party, (b) violate or conflict with any Law applicable to any Purchaser Party or any of their properties or assets, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of any Purchaser Party pursuant to, or require any Contract Consent of any party to, any Contract to which any Purchaser Party is a party or by which the properties or assets of any Purchaser Party are bound, except, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and or could not reasonably be expected to result in a Purchaser Material

Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any Purchaser Party in connection with the execution and delivery of this Agreement by the Purchaser Parties or the consummation by the Purchaser Parties of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under applicable state securities Laws and the securities Laws of any foreign country or under the rules and regulations of any stock exchange or quotation service, (iii) compliance with and filings and notifications under non-U.S. antitrust or competition regulatory schemes or laws, and (iv) such consents, approvals, orders, authorizations, registrations, declarations or filings as set forth in Section 3.3 of the disclosure schedule provided by the Purchaser Parties and attached hereto (“Purchaser Disclosure Schedule”) the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to result in a Purchaser Material Adverse Effect.

3.4           Brokers’ and Finders’ Fees.  None of the Purchaser Parties nor any of their Affiliates have incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the transactions contemplated hereby, other than the fees and expenses of certain of its advisors and a fee payable to Credit Suisse First Boston, with respect to which the Purchaser Parties shall be solely liable.

3.5           Private Placement.

(a)           The Purchaser Parties understand that the sale of the Shares by Sellers pursuant to this Agreement is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

(b)           The Purchaser Parties (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and are capable of bearing the economic risks of such investment.

(c)           The Purchasers are acquiring the Shares to be acquired hereunder for their own accounts, for investment and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities Law.

(d)           The Purchaser Parties understand that the Shares will be sold in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities Laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such Laws or is exempt from such registration or qualification.

3.6           Purchaser Parties’ Diligence. In connection with its review conducted prior to the date of this Agreement of the assets and business of OpenTV and its Subsidiaries, Kudelski, on behalf of the Purchaser Parties, has reviewed certain documents and records regarding OpenTV made available to Kudelski by or on behalf of the Seller Parties and has had discussions with, and the opportunity to ask questions relating to the business of OpenTV of, certain members of management of OpenTV.  In addition, prior to the date hereof Kudelski has reviewed the representations and warranties of the Seller Parties set forth in this Agreement, as each such representation and warranty has been modified by the items set forth in the section of the Seller Disclosure Schedule corresponding to such representation and warranty.  This representation and warranty is made on and as of the date of this Agreement and the Purchaser Parties will not be under any obligation to update or reaffirm this representation.  Nothing in this Section 3.6 shall prejudice in any way the Purchaser Parties’ rights to continue its investigation of OpenTV and its Subsidiaries following the date of this Agreement and any information obtained during such future investigation shall not affect the Purchaser Parties’ representation and warranty made in this Section 3.6.

ARTICLE IV
CONDUCT PENDING THE CLOSING

4.1           Conduct of Business of OpenTV and its Subsidiaries Pending Closing.  During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller Parties will use their commercially reasonable efforts to cause OpenTV and its Subsidiaries to operate their respective businesses in the ordinary course consistent with past practice, including (a) preserving in all material respects their present business organizations, (b) keeping available the services of their present officers and key employees and (c) preserving their relationships with customers, suppliers, distributors, licensors, licensees and others providing revenue to OpenTV or its Subsidiaries; provided, however, that the Seller Parties shall not be obligated to provide or make available to OpenTV or any of its Subsidiaries any additional funding from the Seller Parties or financing (including guarantees, letters of credit and similar instruments by which the Seller Parties are bound) from the Seller Parties other than pursuant to agreements or instruments in existence, if any, as of the date of this Agreement.  Upon obtaining knowledge of the occurrence of any event or the taking of any action by OpenTV or its Subsidiaries that is not provided for in Schedule 4.1 and (i) is outside the ordinary course of business, (ii) is described in any of clauses (a) through (v) below, or (iii) could reasonably be expected to result in a Seller Material Adverse Effect or an OpenTV Material Adverse Effect, the Seller Parties shall promptly notify Kudelski in writing of such matter, which writing will include a complete, in all material respects, description thereof.  In addition to the foregoing, from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, except (x) as provided in Schedule 4.1, (y) as specifically contemplated by this Agreement, or (z) with the prior written consent of Kudelski, the Seller Parties will use commercially reasonable efforts to cause OpenTV and each of its Subsidiaries not to:

(a)           cause or permit any amendments to (i) the OpenTV Charter (except that an incomplete copy of the Amended and Restated Articles of Association of the Company was filed with the Registry of Corporate Affairs in February of 2006 and the Company may correct such error by filing a complete copy of its Articles of Association in the form attached as Exhibit D) or (ii) the Memorandum of Association, Articles of Association, Certificate of Incorporation, Articles of Incorporation, bylaws or equivalent organizational documents (including partnership agreements and limited liability company operating agreements) of any of OpenTV’s Subsidiaries;

(b)           adopt any employee benefit, share purchase or option plan or amend any OpenTV Employee Plan or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any OpenTV Employee Plan or authorize cash payments in exchange for any options or other rights granted under any of such plans, except, in each case, to the extent required by any applicable Law or the existing terms of such OpenTV Employee Plan;

(c)           acquire by merging or consolidating with, or by purchasing a substantial portion of the securities or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of OpenTV and its Subsidiaries taken as a whole;

(d)           sell, lease or otherwise transfer or dispose of any of its assets, other than (i) the licensing of its Intellectual Property to customers in the ordinary course of business consistent with past practice and upon terms that would not otherwise require the Purchaser’s consent or violate the terms of this Agreement and (ii) dispositions of assets that, individually or in the aggregate are not material to the business of OpenTV;

(e)           declare, set aside, or pay any dividend or other distribution to its stockholders, or directly or indirectly redeem, retire, purchase or otherwise acquire any of its shares or other securities or options, warrants or other rights to acquire its shares (other than pursuant to the OpenTV 2000 Exchange Plan or any other OpenTV Employee Plan or the repurchase by OpenTV from OpenTV employees whose employment has been terminated of OpenTV A Shares pursuant to the terms of agreements as in effect on the date hereof);

(f)            enter into, or modify or change in any material respect, any Material Contract; provided, that with respect to any such Material Contract from which OpenTV or its Subsidiaries obtain revenue, the consent of the Purchaser (i) shall not be unreasonably withheld, and (ii) shall be deemed to have been given unless the Purchaser objects to such entering into, modification or change not more than five Business Days after receiving written notice thereof (which notice shall include a complete copy of such Material Contract as proposed to be entered into, modified or changed, as the case may be, in as final a form as is practicable, with any such modifications or changes clearly identified and provided that any material changes made after such draft is provided to the Purchaser are also subject to this Section 4.1(f)) by delivering a written notice to Liberty setting forth in reasonable detail the basis for the Purchaser’s objection);

(g)           revalue any of its assets, including writing down the value of any assets or writing off any notes or accounts receivable, except as required by GAAP;

(h)           create any Lien on any of its assets other than Permitted Encumbrances;

(i)            waive or release any right or claim that is material to OpenTV and its Subsidiaries, taken as a whole;

(j)            pay, discharge or satisfy any material claim, liability or obligation, other than in the ordinary course of business consistent with past practice;

(k)           issue or sell any of its shares or other securities or membership or other ownership interests, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire shares or other securities or other ownership interests of OpenTV or any of its Subsidiaries (including any phantom shares, phantom equity interests, restricted share units, share or equity appreciation rights or similar rights) except (i) that OpenTV may grant to any newly hired employee of OpenTV or its Subsidiaries options to purchase OpenTV A Shares in accordance with the terms of and pursuant to an OpenTV equity incentive plan in existence as of the date hereof if such grants are made in a manner consistent with past practice, and (ii) for OpenTV A Shares issuable (A) upon conversion of OpenTV B Shares outstanding at June 30, 2006 in accordance with the provisions of the OpenTV Charter, (B) upon the exercise of OpenTV stock options or equity awards outstanding as of the date of this Agreement or hereafter granted in accordance with the terms of this Agreement, (C) pursuant to the OpenTV Corp. Amended and Restated 1999 Employee Stock Purchase Plan and (D) pursuant to the OpenTV 2000 Exchange Plan;

(l)            incur any indebtedness for borrowed money or assume or guarantee any such indebtedness, other than (1) (x) in the ordinary course of business and consistent with past practice and (y) in an aggregate amount which does not exceed US $1,000,000 or (2) in a transaction that is otherwise permitted pursuant to this Agreement;

(m)          make any loan or cash advance to, or engage in any transaction with, (i) any Affiliate of OpenTV or any of its Subsidiaries (in each case, other than any wholly owned Subsidiary of OpenTV) or (ii) any Seller Party or its Controlled Affiliates;

(n)           make any loan or cash advance to, or engage in any transaction with (i) any director, officer or employee of OpenTV or any of its Subsidiaries, or (ii) any director, officer or employee of any of the Seller Parties or any of their Controlled Affiliates, other than, in the case of directors, officers or employees of OpenTV, OpenTV Sub or Subsidiaries of OpenTV, travel and other business expenses advanced to such directors, officers or employees in the ordinary course of business consistent with past practice;

(o)           enter into any employment agreement with an OpenTV Key Employee (other than non-disclosure agreements, assignments of inventions and similar agreements) or consulting agreement with any OpenTV director or make any material amendment or modification to any existing such agreement; grant any material increases in salary, wage, benefit or other remuneration payable or to become payable to an OpenTV Key Employee (including any material grants of options, warrants or other stock based or indexed compensation); or grant any supplemental retirement plan or program or special remuneration for any OpenTV Key Employees or directors;

(p)           make, revoke or amend any Tax election, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or enter into any Tax sharing or indemnity agreement or similar arrangement;

(q)           make any material change in (i) any accounting method, practice or policy (including any change in revenue and recognition policies or depreciation or amortization policies or rates) except as required by GAAP as in effect at the time of such change or (ii) any financial reporting or Tax practice or policy;

(r)            execute any waiver of restrictions on assessment or collection of any material Tax;

(s)           enter into or amend any agreement or settlement with any Tax authority with respect to any material Tax liability;

(t)            make any capital contribution to any Person other than as required pursuant to the terms of an agreement in effect on the date hereof;

(u)           terminate the employment of any OpenTV Key Employee, other than (i) because such individual is convicted of a felony involving moral turpitude, (ii) for “cause” as defined in such individual’s employment agreement, or (iii) as requested or consented to by the Purchaser, which consent will not be unreasonably withheld; or

(v)           enter into an agreement to do any of the foregoing.

provided, however, that nothing in this Section 4.1 shall prohibit (or require a Seller Party to prohibit) any director of OpenTV, including a Seller Party Representative, from exercising (solely in his or her capacity as a director of OpenTV) fiduciary duties to OpenTV or its stockholders (other than the Seller Parties) under applicable Law; provided, further, that nothing in the immediately preceding proviso shall relieve or be deemed to release the Seller Parties from any obligations hereunder that can be performed by them without causing a Seller Party Representative to violate such fiduciary duties.

4.2           No Solicitation; Acquisition Proposals.

(a)           The Seller Parties have ceased all, and will not engage in any, discussions and/or negotiations with any Person directly or indirectly relating to the sale or other disposition of all or a portion of the Shares, or the voting thereof (an “Alternate Transaction”) or otherwise participate in any furnishing to any other Person any information with respect to, or otherwise cooperate in any way with or assist in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing.  The Seller Parties will not directly or indirectly through any officer, director, employer, representative, agent, financial advisor or otherwise, solicit, initiate or encourage inquiries or proposals or offers from any Person regarding an Alternate Transaction.

(b)           The Seller Parties will use commercially reasonable efforts to cause OpenTV and each of its Subsidiaries to cease any ongoing, and not initiate any new, activities, directly or indirectly, through any officer, director, employee, representative, agent, financial advisor or otherwise, to solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to (i) any sale or other disposition of all or substantially all of the assets of OpenTV or its Subsidiaries or all or substantially all of the equity interests in OpenTV or its Subsidiaries or (ii) any business combination involving OpenTV or any of its Subsidiaries, whether by merger, consolidation, tender offer or otherwise (any of the foregoing, an “Extraordinary Transaction”) or to participate in any negotiation regarding, or furnishing to any other Person any information with respect to, or otherwise cooperate in any way with or assist in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, that nothing in Section 4.2(a) or this Section 4.2(b) shall prohibit (or require a Seller Party to prohibit) any director of OpenTV, including a Seller Party Representative, from exercising (solely in his or her capacity as a director of OpenTV) fiduciary duties to OpenTV or its shareholders (other than the Seller Parties) under applicable Law; provided further, that nothing in the immediately preceding proviso shall relieve or be deemed to release the Seller Parties from any obligations hereunder that can be performed without causing a Seller Party Representative to violate such fiduciary duties.  For the avoidance of doubt, no acquisition or disposition of assets by OpenTV or its Subsidiaries that would be permitted without the consent of the Purchaser pursuant to Section 4.1 shall constitute an Extraordinary Transaction.

(c)           The Seller Parties will vote all voting shares of OpenTV or of any other Person held by any of the Seller Parties and their respective Controlled Affiliates against any Extraordinary Transaction or Alternate Transaction that is presented or proposed to them at any time after the date of this Agreement and prior to the Closing or termination of this Agreement.  The Seller Parties will notify Kudelski promptly if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Seller Parties or, to the knowledge of the Seller Parties, OpenTV or any of its Subsidiaries, in each case in connection with any Extraordinary Transaction or Alternate Transaction; provided, however, that nothing in this Section 4.2(c) shall require a Seller Party to notify Kudelski of any information the disclosure of which would be prohibited by the fiduciary duties of any director of OpenTV, including a Seller Party Representative, to OpenTV or its shareholders (other than the Seller Parties); provided, further, that nothing in the immediately preceding proviso shall relieve or be deemed to release the Seller Parties from any obligations hereunder that can be performed without causing a Seller Party Representative to violate such fiduciary duties.

(d)           The Seller Parties will use commercially reasonable efforts to cause OpenTV to promptly (i) notify the Purchaser if any inquiries or proposals are received by, any non-public information is requested from, or any negotiations or discussions are sought to be initiated or continued with, OpenTV or any Subsidiary of OpenTV, in each case in connection with any Extraordinary Transaction or Alternate Transaction, (ii) give Kudelski written notice of the identity of the Person making such inquiries, proposals or requests and of OpenTV’s intention to furnish any nonpublic information to such Person and (iii) to make available to the Kudelski any nonpublic information it intends to furnish to such Person to the extent not previously made available to Kudelski; provided, however, that nothing in this Section 4.2(d) shall prohibit (or require a Seller Party to prohibit) any director of OpenTV, including a Seller Party Representative, from exercising (solely in his or her capacity as a director of OpenTV) fiduciary duties to OpenTV or its shareholders (other than the Seller Parties) under applicable Law; provided further, that nothing in the immediately preceding proviso shall relieve or be deemed to release the Seller Parties from any obligations hereunder that can be performed without causing a Seller Party Representative to violate such fiduciary duties.

(e)           For the avoidance of doubt, the sale of the Shares to the Purchasers pursuant to this Agreement shall constitute neither an Alternate Transaction nor an Extraordinary Transaction.

4.3           Notice of Breach.  Each Party shall promptly give written notice to the other Parties upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that is reasonably likely to cause or constitute a breach of any of such Party’s representations, warranties or covenants under this Agreement, as applicable and promptly provide the other Parties such additional relevant information reasonably related to such occurrence, event or breach as may be reasonably requested by the other Parties.  No notification given to a Party pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party contained in this Agreement.

4.4           No Conversion.  None of the Seller Parties shall cause any of the Shares that are OpenTV B Shares to be converted into OpenTV A Shares.

ARTICLE V
ADDITIONAL COVENANTS

5.1           Access to Information.  Upon reasonable notice, and subject to the terms and conditions hereof, the Seller Parties will, in the case of clause (a), and will use commercially reasonable efforts to cause OpenTV and each of its Subsidiaries to, in the case of clause (b), afford Kudelski and its accountants, attorneys and other representatives reasonable access during normal business hours (and at such other times as the Parties hereto agree) during the period prior to the earlier of termination of this Agreement or Closing to (a) all of the Seller Parties’ properties, books, Contracts, commitments and records relating to OpenTV and its Subsidiaries and held by them in their capacity as members of OpenTV and (b) all properties, books, Contracts, commitments and records of OpenTV and its Subsidiaries and all other information in the possession of OpenTV and OpenTV’s Subsidiaries concerning the business, properties and personnel of OpenTV and its Subsidiaries as the Purchaser may reasonably request; provided, that the Parties will reasonably cooperate to minimize, to the extent practicable, the disruption in the day-to-day activities of the Seller Parties, OpenTV and its Subsidiaries as a result of the investigation described in this sentence.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties hereto to consummate the transactions contemplated hereby.

5.2           Confidentiality.

(a)           Unless otherwise agreed to in writing by the Party disclosing (or whose Representatives disclosed) (a “Disclosing Party”) Confidential Information (as defined below), each Party receiving such disclosure (a “Receiving Party”), from and after the date of this Agreement, shall, and shall cause its Controlled Affiliates, directors, officers, employees and agents (such Persons with respect to any Party are collectively referred to as such Party’s “Representatives”) to, (i) keep all Confidential Information of the Disclosing Party confidential and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the Receiving Party who need to know such Confidential Information and (ii)

not use Confidential Information of the Disclosing Party in any manner detrimental to the Disclosing Party.  For purposes of this Section 5.2(a), “Confidential Information” of a Party means all confidential or proprietary information about such Party (and, in the case where a Seller Party is the Disclosing Party, confidential or proprietary information about OpenTV and its Subsidiaries) that is furnished by it or its Representatives (or, in the case of a Seller Party, by OpenTV and its Subsidiaries) to the other party or the other party’s Representatives, regardless of the manner in which it is furnished, unless (i) the Disclosing Party indicates otherwise in writing, (ii) the information was or becomes generally available to the public other than as a result of a disclosure in violation of this paragraph by the Receiving Party or its Representatives, (iii) the information was independently developed by the Receiving Party or its Representatives without the use of any confidential information provided by the Disclosing Party, (iv) the information was or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party, or (v) the information was within the possession of the Receiving Party or any of its Representatives prior to being furnished by or on behalf of the Disclosing Party, provided, that, with respect to clauses (iv) and (v) above, the source of such information was not bound by a confidentiality agreement or other legal obligation of confidentiality in respect thereof.  Notwithstanding the foregoing, if the Receiving Party is required (other than as a result of action taken by it or its Representatives primarily for the purpose of causing such disclosure requirements to arise) in any judicial or administrative proceeding or by any regulatory or judicial authority or pursuant to any applicable Law (including the rules and regulations of the Commission, the NASDAQ Stock Market or of any securities exchange or association on which such Receiving Party’s securities are traded) to disclose any Confidential Information, then any disclosure of such information to the extent so required shall not be prohibited by this paragraph; provided, that such disclosure shall not affect a Receiving Party’s liability for a breach of its obligations in accordance with the terms of the following three sentences. In such event, the Receiving Party shall give the Disclosing Party prompt written notice of any disclosure of Confidential Information pursuant to the immediately preceding sentence, including the circumstances requiring such disclosure, which notice shall be (to the extent permitted by any applicable judicial or administrative order or applicable Law requiring such disclosure) delivered sufficiently prior to such disclosure to permit the Disclosing Party to seek an appropriate protective order or other relief.  The Receiving Party agrees to reasonably cooperate (and to use commercially reasonable efforts to cause each of its Representatives to reasonably cooperate) with the Disclosing Party, at the Disclosing Party’s expense, in connection with obtaining such protective order or other relief.  Additionally, in the event that disclosure of Confidential Information is required, whether or not protective relief has been sought, the Receiving Party shall disclose only the minimum amount of Confidential Information required to comply with the applicable legal requirements compelling such disclosure.

(b)           Following the Closing, each Seller Party will, and will cause each of its Representatives to, (i) keep confidential all OpenTV Confidential Information (as defined below) and not disclose or reveal any OpenTV Confidential Information to any Person other than those of its Representatives who need to know such information and (ii) not use OpenTV Confidential Information for any purpose other than as shall be strictly necessary to enforce the rights of the Seller Parties under this Agreement or to defend or prosecute any dispute arising under or relating to this Agreement, in which event, such OpenTV Confidential Information shall also be made available to the Purchaser Parties.  For purposes of this Section 5.2(b), “OpenTV

Confidential Information” means all confidential or proprietary information of OpenTV and its Subsidiaries that is in the possession or within the knowledge of the Seller Parties at the Closing Date; provided, however, that OpenTV Confidential Information will not include any information that (A) was or becomes generally available to the public other than as a result of a disclosure in violation of this paragraph by a Seller Party or its Representatives, (B) was independently developed by a Seller Party or any of its Representatives without the use of any OpenTV Confidential Information of OpenTV or its Subsidiaries, or (C) was or becomes available to a Seller Party or its Representatives on a nonconfidential basis from a third party who was not bound by a confidentiality agreement or other legal obligation of confidentiality in respect thereof.  Notwithstanding the foregoing, if a Seller Party or any of its Representatives is required (other than as a result of action taken by it or its Representatives (other than in connection with the enforcement of this Agreement) for the purpose of causing such disclosure requirements to arise) in any judicial or administrative proceeding or by any regulatory or judicial authority or pursuant to any applicable Law (including the rules and regulations of the Commission, the NASDAQ Stock Market or of any securities exchange or association on which such Seller Party’s or Representative’s securities are traded (including pursuant to any listing agreement)) to disclose any such OpenTV Confidential Information, then any disclosure of such information to the extent so required shall not be prohibited by this Section 5.2(b); provided, that such disclosure shall not affect the liability of a Seller Party for a breach of its obligations in accordance with the terms of the following two sentences.  In such event, the Seller Party shall give Kudelski and OpenTV prompt written notice of any disclosure of OpenTV Confidential Information pursuant to the immediately preceding sentence, including the circumstances requiring such disclosure, which notice shall be (to the extent permitted by any applicable judicial or administrative order or applicable Law requiring such disclosure) delivered sufficiently prior to such disclosure to permit the Purchaser Parties and OpenTV to seek an appropriate protective order or other relief.  The Seller Parties agree to reasonably cooperate (and to use commercially reasonable efforts to cause each of their Representatives to reasonably cooperate) with the Purchaser Parties and OpenTV, at the Purchaser Parties’ and/or OpenTV’s expense, in connection with obtaining such protective order or other relief.  Additionally, in the event that disclosure of such OpenTV Confidential Information is required, whether or not protective relief has been sought, the Seller Parties shall disclose only the minimum amount of OpenTV Confidential Information required to comply with the applicable legal requirements compelling such disclosure.  OpenTV shall be an intended third party beneficiary of the obligations of the Seller Parties and the Purchaser Parties hereunder with respect to OpenTV Confidential Information and shall be entitled to enforce such obligations as if it were a party hereto.  The Seller Parties shall not use such OpenTV Confidential Information except in accordance with this Section 5.2(b).

(c)  The Parties agree that any Confidential Information of OpenTV or its Subsidiaries or of any Party disclosed by any of the Seller Parties to any of the Purchaser Parties, their Representatives or agents and, alternatively, by any of the Purchaser Parties to any of the Seller Parties, their Representatives or agents, prior to the date of this Agreement for the purpose of determining the necessity of and preparing filings of reports or notifications with any Governmental Entity, including, without limitation, under the HSR Act, in connection with the transactions contemplated hereunder shall be deemed Confidential Information subject to the provisions of Section 5.2(a) above.

5.3           Publicity.  The Purchaser Parties and the Seller Parties will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of this Agreement announcing the transactions contemplated hereby.  Each of the Parties agrees not to, and to cause each of their respective Controlled Affiliates not to, and will use commercially reasonable efforts to cause OpenTV and its Subsidiaries not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the transactions contemplated hereby without consulting with the other Parties prior to making such release or statement, except, if, in the judgment of the Kudelski, Liberty or OpenTV, such release or statement may be required by Law (including the rules and regulations of the Commission) or by any securities exchange or association on which Kudelski’s, Liberty’s or OpenTV’s securities are traded (including pursuant to any listing agreement), in which case the Person required to make the release or announcement shall allow Kudelski, Liberty or OpenTV, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Seller Parties, the Purchaser Parties and OpenTV may make internal announcements to their respective employees that are consistent with the prior public disclosures by the Parties and OpenTV regarding the transactions contemplated hereby.  Nothing in this Agreement shall prevent, and Liberty shall not seek to limit, OpenTV from making any filings required by (or disclosing information required by) the rules and regulations of the Commission as a result of the execution of this Agreement or the transactions contemplated hereby.

5.4           Cooperation.

(a)           Subject to the terms and conditions of this Agreement and applicable Law, each of the Purchaser Parties and each of the Seller Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such Party’s obligation to consummate the transactions contemplated by this Agreement to be satisfied.  Without limiting the generality of the foregoing, each of the Purchaser Parties and each of the Seller Parties shall, and each Party shall use its commercially reasonable efforts to cause its directors, officers, Controlled Affiliates, employees, agents, attorneys, accountants and representatives to, and the Seller Parties shall use their commercially reasonable efforts to cause OpenTV and its Subsidiaries to, consult and fully cooperate with and provide reasonable assistance to each other in (i) taking such actions as may reasonably be required under applicable state securities or blue sky Laws in connection with the transactions contemplated by this Agreement, (ii) using its commercially reasonable efforts to obtain all required Contract Consents and all consents, approvals, waivers, clearances, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and to give all required notices to and to make all required filings with and applications and submissions to, any Governmental Entity or other Person, including, without limitation, those identified on Schedule 5.4, (iii) filing all notification and report forms required under the HSR Act and responding to any requests for additional information made by any Governmental Entity pursuant to the HSR Act and cooperating with each other Party in complying with the requirements of the HSR Act, (iv) filing all notification, report and other forms or filings required under foreign antitrust or competition law or set forth on Schedule 5.4 and responding to any requests for additional information made by any Governmental Entity pursuant to any such antitrust or competition law and cooperating with each other Party in complying with the requirements of such laws, (v) using commercially reasonable efforts to cause the lifting of any permanent or preliminary injunction or temporary restraining order or other similar order issued or entered by any court or other Governmental Entity (an “Injunction”) preventing the consummation of the transactions contemplated by this Agreement, (vi) providing all such information about such Party and its officers, directors, partners and Controlled Affiliates, and making all applications and filings, as may be necessary or reasonably requested in connection with any of the foregoing or in connection with the filing by OpenTV of an information statement pursuant to Rule 14f-1 of the Exchange Act with respect to the transactions contemplated by Section 5.5 and (vii) in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated by this Agreement.  The Seller Parties and the Purchaser Parties shall furnish to the others such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is required by any Governmental Entity in connection with the transactions contemplated by this Agreement.  The Seller Parties and the Purchaser Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall use commercially reasonable efforts to comply promptly with any valid inquiry or request and provide any supplemental information validly requested in connection with the filings made hereunder.  Each Party shall use its commercially reasonable efforts to obtain any clearance required by any Governmental Entity for the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything in this paragraph, in making any such filing and in order to obtain any consent, approval, waiver, clearance, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to above, the Parties and their respective Affiliates shall not be required to (A) pay any consideration, except filing or application fees, (B) surrender, modify or amend in any respect any License or Contract (including this Agreement), (C) hold separately (in trust or otherwise), divest itself of, or otherwise rearrange the composition of, any of its assets, (D) agree to any limitations on any such Person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (E) agree to any of the foregoing or any other conditions or requirements of any Governmental Entity or other Person, in each case to the extent that doing so would be adverse or burdensome to such Person in any material respect.  Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each Party shall provide the other Parties with drafts thereof and afford the other Parties a reasonable opportunity to comment on such drafts.

(b)           The Parties will cooperate with and assist one another in any challenge by any Person of the applicability to the transactions contemplated by this Agreement of any state takeover Law (or similar Laws of any other jurisdiction) and, if any additional steps are necessary, will take commercially reasonable steps to exempt the transactions contemplated by this Agreement from any applicable state takeover Law or similar Law of any other jurisdiction.

(c)           Each of the Seller Parties agrees to vote and to cause its Controlled Affiliates to vote (or, in either case, duly consent in writing) all voting securities owned by such Person in OpenTV or any of its Subsidiaries in favor of such matters as are required or reasonably necessary to be approved by security holders of OpenTV or any such Subsidiary in order to effectuate the transactions contemplated by this Agreement and to take all such other action reasonably related thereto (including, attending any meeting of the security holders of OpenTV and its Subsidiaries and casting the maximum number of votes attributable to voting securities held by it in favor of the transactions contemplated hereby or such other proposals to security holders as are reasonably necessary to effectuate the transactions contemplated hereby) in order to cause there to be obtained all corporate and other approvals and authorizations reasonably necessary for the consummation of the transactions contemplated hereby.

5.5           Board Transition.

(a)           Immediately prior to the Closing, (i) the Seller Parties shall cause each Seller Party Representative to resign from OpenTV’s board of directors as of the Closing, and (ii) the Seller Parties shall use commercially reasonable efforts to cause (A) one (1) additional director of OpenTV to resign as of the Closing, and (B) the directors of OpenTV (including the Seller Party Representatives prior to their resignation) to nominate for election and to elect four Persons designated by Kudelski to fill the resulting vacancies so that at least a majority of the board of directors of OpenTV immediately following the Closing shall consist of Persons designated by Kudelski.  Notwithstanding the foregoing, if OpenTV determines that the actions contemplated by this Section 5.5(a) should or must be documented prior to the filing and mailing by OpenTV of an information statement pursuant to Rule 14f-1 of the Exchange Act, the Seller Parties will use commercially reasonable efforts to document such actions prior to such filing and mailing, provided, that notwithstanding their earlier documentation, such actions shall be effective only as of the Closing.

(b)           To the extent that any additional seats on the OpenTV board of directors are or shall become vacant prior to or as of the Closing Date, the Seller Parties shall use commercially reasonable efforts prior to the Closing to cause the remaining directors of OpenTV to nominate for election and to elect Persons designated by the Purchaser to fill such additional vacancies effective as of the Closing.  Nothing in Section 5.5(a) or (b) shall prohibit (or require a Seller Party to prohibit) any director of OpenTV, including a Seller Party Representative, from exercising (solely in his or her capacity as a director of OpenTV) fiduciary duties to OpenTV or its shareholders (other than the Seller Parties) under applicable Law; provided further, that nothing in the immediately preceding proviso shall relieve or be deemed to release the Seller Parties from any obligations hereunder that can be performed without causing a Seller Party Representative to violate such fiduciary duties.

(c)           Following the identification by Kudelski of the Persons designated to fill the vacancies on the OpenTV board of directors and immediately prior to the Closing, the Seller Parties shall execute a nomination and election approval form in a form to be agreed upon the parties within five Business Days after the date of this Agreement, to evidence the Seller Parties’ approval of such Persons for nomination and election to OpenTV’s board of directors.  It is the intention of the Parties that execution of such form shall constitute the requisite approval of Liberty as contemplated by the definition of “Board Change” in Section 2.1 of each of OpenTV’s 2003 Incentive Plan and 2005 Incentive Plan as a carveout to that definition (the “Liberty Approval”).  Notwithstanding the foregoing, if Kudelski determines that the nomination and election approval form contemplated by this Section 5.5(c) should or must be executed by the

Seller Parties prior to the filing and mailing by OpenTV of an information statement pursuant to Rule 14f-1 of the Exchange Act, the Seller Parties will execute such form prior to such filing and mailing, provided, that such form shall not be effective until immediately prior to Closing.

(d)           If the condition in Section 6.3(f) is satisfied by the shareholders of OpenTV electing the requisite number of Persons designated by Kudelski as contemplated by the last sentence of Section 7.1 instead of by the board of directors of OpenTV electing such Persons as contemplated by Section 5.5, then until the second anniversary of the Closing Date, if Liberty or any of its Wholly Owned Controlled Affiliates owns of record or beneficially any shares of OpenTV, Liberty and any such Wholly Owned Controlled Affiliates shall, upon the reasonable request of Kudelski, execute a Liberty Approval with respect to any additional Persons designated by the Purchaser for nomination and election to the OpenTV board of directors and vote any such shares for election of such Persons at any meeting of the security holders of OpenTV.

5.6           Non-Competition.

(a)           During the period commencing on the Closing and ending upon the first anniversary of the Closing (the “Restricted Period”), each of the Seller Parties and their Controlled Affiliates (each, a “Restricted Party”) agrees that it will not, directly or indirectly engage or participate in, or acquire an equity interest in any Person which engages or participates in, a Restricted Business, other than in accordance with the provisions of this Section 5.6.  The term “Restricted Business” shall mean the business of creating, developing, acquiring (by license or otherwise), marketing, selling or licensing interactive television “runtime” or “middleware” operating software (including related software, related hardware and related software tools) for use by multi-channel television network operators, related hardware suppliers and related application developers but it does not include interactive television and advertising.

(b)           Notwithstanding anything herein to the contrary, the restrictions set forth herein shall not be applicable to any of the following: (i) solely with respect to any Remaining OpenTV Shares, the Restricted Parties’ investment in OpenTV and its Subsidiaries after the Closing; (ii) Restricted Businesses which are engaged in, directly or indirectly, by the Restricted Parties as of the date of this Agreement, including any expansion after the date of this Agreement in the nature and scope of such engagement, participation or investment in such Restricted Businesses; (iii) any acquisition, directly or indirectly, after the date of this Agreement by a Restricted Party (whether by merger, share exchange, purchase of securities or assets or otherwise) of a Person or any interest therein which is engaged in a Restricted Business so long as the Restricted Business conducted by such other Person and its Subsidiaries does not constitute more than 20% of its business (as measured by its revenues); (iv) the acquisition, directly or indirectly, by the Restricted Parties of an interest in a Person which is engaged in a Restricted Business so long as such interest constitutes less than 49% of the outstanding equity interests of such Person and none of the Restricted Parties are actively involved in the management of the business of such Person (provided that a Restricted Party’s participation in the management of such Person through representation on such Person’s Board of Directors or other governing body which is proportionate to its equity or voting interest in such Person shall not be deemed active management in such Person’s business); (v) NDS Group plc or any of its Subsidiaries, including the acquisition or ownership, directly or indirectly, by any Restricted

Party of any assets of or equity interest in NDS Group plc or any of its Subsidiaries; and (vi) the engagement or participation, directly or indirectly, by any Restricted Party in the business of the creation, authoring, development and acquisition of applications software designed to run on the systems of multi-channel television operators which are owned or Controlled by any Restricted Party or its Affiliates, and the selling and licensing of such applications software solely to any Restricted Party or its Affiliates.

5.7           Non-Solicitation of Employees.  Each Seller Party agrees that it will not, and it will cause each of its Controlled Affiliates not to, from the date hereof until the earlier of the third anniversary of the Closing or the termination of this Agreement, directly or indirectly, solicit for employment any person who is currently an OpenTV Key Employee.  The foregoing shall not prohibit general solicitations for employment in newspapers, trade journals and similar general circulation media, so long as such general solicitation materials are not directed specifically to such covered Persons.

5.8           Indemnification; Maintenance of Insurance.

(a)           During the period from the Closing Date until the expiration of the applicable statute of limitations (the “Indemnity Period”), the Purchaser Parties shall use commercially reasonable efforts to cause OpenTV to honor its obligations to indemnify (including any obligations to advance funds for expenses) directors and officers of OpenTV at the time of the Closing and the former directors and officers of OpenTV (“Covered Directors and Officers”) for acts or omissions by such directors or officers occurring prior to the Closing to the extent that such obligations of OpenTV exist for the benefit of the applicable Covered Director and Officer on the date of this Agreement pursuant to the terms of the OpenTV Charter, the OpenTV Articles or any indemnity agreement between OpenTV, on the one hand, and any of the Covered Directors and Officers, on the other set forth in Section 5.8(a) of the Seller Disclosure Schedule (the “Director Indemnity Agreements”).  True and correct copies of all such Director Indemnity Agreements will be delivered to Kudelski within five Business Days following the date of this Agreement.  During the Indemnity Period, the Purchaser Parties shall use commercially reasonable efforts to prevent the adoption of any amendment of the indemnification provisions of the OpenTV Charter and the OpenTV Articles that could reasonably be expected to have a material adverse effect upon such indemnity provided to the Covered Directors and Officers; provided, however, that in connection with any amendment to  the OpenTV Charter that results from a merger or other business combination during the Indemnity Period, the Purchaser Parties shall be deemed to have met their obligations under this Section if they have used commercially reasonable efforts to cause the organizational documents of OpenTV (or its successor) following such merger or other business combination to provide indemnification that is substantially equivalent to the indemnification provided to Covered Directors and Officers by the indemnification provisions of the OpenTV Charter and the OpenTV Articles as in effect on the date of this Agreement.

(b)           Nothing in this Section 5.8 shall (i) prohibit (or require the Purchaser Parties to prohibit) any director of OpenTV after the Closing from exercising (solely in his or her capacity as a director of OpenTV) such directors’ fiduciary duties to the stockholders of OpenTV (other than the Purchaser) under applicable Law with respect to the matters referred to in this Section 5.8; provided, that the Purchaser Parties shall not be released from any obligations hereunder that can be performed without causing a director of OpenTV to violate such fiduciary duties, or (ii) create or impose any obligation on the part of the Purchaser Parties to contribute, fund, advance, guarantee, loan or otherwise make available any funds in order to enable OpenTV to meet its obligations to the Covered Directors and Officers.

(c)           The Purchaser Parties shall use commercially reasonable efforts to cause OpenTV to provide, for a period of not less than six years from the Closing Date, the Covered OpenTV Directors and Officers an insurance policy (the “D&O Insurance”) that provides coverage for errors and omissions occurring prior to the Closing Date on the same terms as OpenTV’s existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to the Covered OpenTV Directors and Officers; provided, however, that neither the Purchaser nor OpenTV shall be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium that OpenTV paid prior to the date of this Agreement, but in such case the Purchaser shall cause OpenTV to purchase as much coverage as possible for such amount.

5.9           Covenant Not to Sue; Release.

(a)           For 24 months after the Closing Date, each Seller Party, on behalf of itself and its Wholly Owned Controlled Affiliates, covenants and agrees that it will not voluntarily initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against OpenTV or any Subsidiary of OpenTV (collectively, the “OpenTV Releasees”) resulting from any infringement by any of the OpenTV Releasees of any Intellectual Property rights owned or enforceable by any Seller Party or its Wholly Owned Controlled Affiliates, which infringement is based on OpenTV’s continued commercialization following the Closing of those products and services developed by or for OpenTV or any of its Subsidiaries prior to the Closing Date to the extent that such Seller Party or Wholly Owned Controlled Affiliate was aware of such infringement prior to the Closing Date and explicitly or implicitly condoned the use by OpenTV or its Subsidiaries of the Intellectual Property which gave rise to such infringement, in any case except to the extent that such infringement constitutes a breach of any Seller Party License Agreement.

(b)           Each of the Seller Parties, on behalf of itself and its Wholly Owned Controlled Affiliates, hereby irrevocably releases each OpenTV Releasee from any and all claims and liabilities that arose or may have arisen prior to Closing as a result of any violation, misappropriation or infringement by OpenTV or any of its Subsidiaries of any Intellectual Property owned or enforceable by any Seller Party or its Wholly Owned Controlled Affiliates, stemming in any way from any activities conducted prior to the Closing by an OpenTV Releasee and related directly or indirectly to the business or operations of OpenTV or any of its Subsidiaries, but not from any claims or liabilities of any type with respect to the period after Closing, including, without limitation, the continuance by OpenTV or any of its Subsidiaries of any such violation, misappropriation or infringement of Intellectual Property that began prior to the Closing.

5.10         Cooperation with Legal Proceedings.  After the Closing, in the case of any Legal Proceeding against any Seller Party or any of its Affiliates or their respective current or former directors, officers or employees (which employees are current or former directors or officers of OpenTV or any of its Subsidiaries) that relates to the operation of OpenTV’s business prior to the Closing, the Purchaser Parties shall, upon the request of Liberty, use their commercially reasonable efforts to cause OpenTV and its Subsidiaries to cooperate in good faith in connection with such Legal Proceeding; provided, however, that nothing in this Section 5.10 shall require any director of OpenTV to take any action (solely in his or her capacity as a director of OpenTV) inconsistent with the exercise of such director’s fiduciary duties to OpenTV or its stockholders (other than the Purchasers) under applicable Law; provided further, that nothing in the immediately preceding proviso shall relieve or be deemed to release the Purchaser Parties from any obligations hereunder that can be performed without causing a director of OpenTV to violate such fiduciary duties.  Liberty shall reimburse OpenTV for all reasonable costs and expenses in connection with such cooperation.

5.11         Employee Matters.

(a)           Employees of OpenTV and its Subsidiaries receive certain employee benefits under Employee Benefit Plans maintained by Liberty (the “Seller Benefit Plans”).  If requested by Open TV and subject to OpenTV entering into a separate agreement with Liberty prior to Closing (the “Cost Reimbursement Agreement”) agreeing to be responsible for all costs and expenses related to the continuing participation of OpenTV and its Subsidiaries’ employees in the Seller Benefit Plans, including the cost of all claims under self-funded plans and otherwise on terms and conditions satisfactory to Liberty, Liberty shall permit employees of OpenTV and its Subsidiaries to participate under all the Seller Benefit Plans for a period not to exceed 90 days following the Closing Date pursuant to the terms of those plans as in effect during the transition period; provided, that OpenTV shall use commercially reasonable efforts to transition out of the Seller Benefit Plans effective as of the Closing Date or as soon as possible thereafter and shall provide Liberty with no less than 30 days prior written notice of its intention to terminate such participation.  If no such notice is received from OpenTV, the participation of its and its Subsidiaries’ employees in the Seller Benefit Plans shall terminate effective as of the close of business on the 90th day following the Closing Date without further notice or action (the date on which such participation terminates, whether pursuant to notice from OpenTV or automatically pursuant to this sentence, is referred to as the “Seller Benefit Plans Termination Date”).  Subject to the requirements of ERISA or any other applicable Laws and the terms of the Cost Reimbursement Agreement, from and after the Seller Benefit Plans Termination Date, employees of OpenTV will no longer be entitled to participate in any of the Seller Benefit Plans and neither OpenTV nor the Purchaser will be required to maintain, nor will OpenTV or the Purchaser assume any liability or obligation under, any of the Seller Benefit Plans from and after such date.

(b)           The Seller Parties will retain responsibility for offering and providing “continuation coverage” to any “qualified beneficiary” who is covered by a “group health plan” sponsored, maintained or contributed to by Seller Parties and who has experienced a “qualifying event” or is receiving such “continuation coverage” prior to or on the Seller Benefit Plans Termination Date, regardless of whether such “qualified beneficiary” is offered “group health plan” coverage by the Purchaser from and after the Seller Benefit Plans Termination Date.  “Continuation coverage,” “qualified beneficiary,” “qualifying event” and “group health plan” will have the meanings given to such terms under COBRA.

(c)           The Seller Parties shall use commercially reasonable efforts, at no out-of-pocket cost or expense to any Seller Party or its Controlled Affiliates, to assist and cooperate with OpenTV in the transition of employees of OpenTV and its Subsidiaries from the Seller Benefit Plans to replacement Employee Benefit Plans that OpenTV shall provide effective as of the Seller Benefit Plans Termination Date.

(d)           As soon as practicable following the Seller Benefit Plans Termination Date, Liberty will deliver to the Purchaser and OpenTV a schedule setting forth, as of the Seller Benefit Plans Termination Date, (i) the aggregate amount of contributed but unused flexible spending account dollars (reflecting only medical expense reimbursement contributions and dependent care assistance contributions) for employees of OpenTV as of the Seller Benefit Plans Termination Date and (ii) the aggregate amount of flexible spending account dollars that have been spent but not yet contributed by employees of OpenTV as of the Seller Benefit Plans Termination Date.  If the amount described in clause (i) exceeds the amount described in clause (ii) of the preceding sentence, then Liberty will promptly transfer the amount of the excess to OpenTV (or the Person maintaining flexible spending accounts for OpenTV employees after the Seller Benefit Plans Termination Date).  If the amount described in clause (ii) exceeds the amount described in clause (i), then the Purchaser shall use commercially reasonable efforts to cause OpenTV to promptly transfer the amount of such excess to Liberty.

5.12         Filing of OpenTV Commission Filings.  The Seller Parties shall use commercially reasonable efforts to cause OpenTV to timely file, and to make available to the Purchaser promptly after the filing thereof by means of the Commission’s EDGAR database, true and complete copies of, all OpenTV Commission Filings required to be filed by OpenTV with the Commission after the date hereof and prior to the Closing Date.

5.13         Ongoing Reporting Commitments.  The Purchaser Parties agree that until the third anniversary of the Closing, they will use commercially reasonable efforts to cause the directors of OpenTV designated by Kudelski pursuant to Section 5.5(a)(ii)(B) for nomination and election to the OpenTV Board of Directors to prevent OpenTV from (i) seeking to be treated as a “foreign private issuer” as defined under Rule 3b-4(c) of the Exchange Act and (ii) making filings or reports as a “foreign private issuer” under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that nothing in this Section 5.13 shall prohibit (or require the Purchaser Parties to prohibit) any director of OpenTV, including a director appointed by the Purchaser Parties, from exercising (solely in his or her capacity as a director of OpenTV) fiduciary duties to OpenTV or its shareholders (other than the Purchasers) under applicable Law.

ARTICLE VI
CONDITIONS PRECEDENT

6.1           Conditions to Obligations of Each Party.  The respective obligations of each of the Parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent such condition may be validly waived by such Party), in writing, by agreement of the Seller Parties and the Purchaser Parties:

(a)           No Injunction. No Law, and no Injunction or other order or ruling issued by any court or other Governmental Entity of competent jurisdiction or other legal or regulatory prohibition shall be in effect, in each case that would prevent the consummation of the transactions contemplated hereby.

(b)           HSR Act. The waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act and under foreign antitrust or competition law shall have expired or been terminated without litigation or regulatory action having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the DOJ or the FTC or by a foreign Governmental Entity to restrain the transactions contemplated hereby.  For the purposes of this Agreement, litigation shall be deemed to be “threatened” by the DOJ or the FTC or a foreign Governmental Entity only if, as the case may be, it shall have publicly announced or shall have advised any of the Parties or OpenTV that it has authorized its staff to commence proceedings in federal court seeking injunctive relief against, or to commence administrative proceedings challenging, the transactions contemplated by this Agreement.

(c)           Receipt of Approvals, Waivers and Consents.  The Parties and OpenTV shall have made all filings with and given all notices to, and obtained all approvals, waivers and consents from, each Governmental Entity identified on Schedule 5.4, and such approvals, waivers and consents, as applicable, shall be in full force and effect.

6.2           Additional Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Seller Parties:

(a)           Performance of Agreements; Accuracy of Representations and Warranties.  The Purchaser Parties shall have performed and complied in all material respects (or in all respects in the case of any covenant that is qualified by its terms by a reference to a measure of materiality) with all of its covenants in this Agreement required to be performed and complied with by them on or prior to the Closing.  The representations and warranties of the Purchaser Parties set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or other concept of materiality) when made and on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)           Officers’ Certificate.  Liberty and each Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Kudelski and each Purchaser by appropriate officers thereof certifying that the conditions specified in Section 6.2(a) have been fulfilled.

(c)           Contract Consents.  All Contract Consents that are referred to on Schedule 5.4 and that, if not obtained or given, would have, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, shall have been obtained or given.

(d)           Receipt of Approvals, Permits and Consents.  The Parties shall have obtained from each Governmental Entity all approvals, waivers and consents set forth on Schedule 5.4 or otherwise legally required on the part of the Seller Parties, the Purchaser Parties, OpenTV or OpenTV Sub in connection with the consummation of the transactions contemplated by this Agreement, and such approvals, waivers and consents, as applicable, shall be in full force and effect, and all filings with or notices to Governmental Entities, if any, that are required in connection with the consummation of such transactions shall have been made, other than those that, if not obtained, in force or effect or made (as the case may be), could not, either individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Liberty and its Controlled Affiliates taken as a whole.

6.3           Additional Conditions to the Obligations of the Purchaser Parties.  The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Purchaser Parties:

(a)           Performance of Agreements; Accuracy of Representations and Warranties.  The Seller Parties shall have performed and complied in all material respects (or in all respects in the case of any covenant that is qualified by its terms by a reference to a measure of materiality) with all of the covenants in this Agreement required to be performed and complied with by them on or prior to the Closing; provided, that this condition will be deemed to not have been satisfied if, notwithstanding the Seller Parties’ exercise of commercially reasonable efforts to prevent it, and without regard to any limitations on the Seller Parties’ ability to prevent such action, OpenTV or its Subsidiaries shall have taken any of the actions specified in clauses (a)(i), (b), (c), (d), (e), (f), (k), (l) or (v) of Section 4.1 (in the case of clause (v), only insofar as it relates to any of the matters described in clauses (a)(i), (b), (c), (d), (e), (f), (k) or (l) of Section 4.1) (each, a “Material Action”) without the consent of the Purchaser (subject, in the case of a Material Action specified in clause (f) of Section 4.1, to the proviso of clause (f)). The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or other concept of materiality) when made and on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)           Officers’ Certificate.  Kudelski and each Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of each Seller Party by appropriate officers thereof certifying that the conditions specified in Section 6.3(a) have been fulfilled and to the accuracy of the Allocation Schedule.

(c)           Contract Consents.  All Contract Consents that are referred to on Schedule 5.4 and that, if not obtained or given, would have, or could reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or an OpenTV Material Adverse Effect shall have been obtained or given.

(d)           Receipt of Approvals, Waivers and Consents.  The Parties shall have obtained from each Governmental Entity all approvals, waivers and consents, identified on Schedule 5.4 or otherwise legally required on the part of the Seller Parties, the Purchaser Parties, OpenTV or OpenTV Sub in connection with the consummation of the transactions contemplated by this Agreement other than those that, if not obtained, in force or effect or made (as the case may be), could not, either individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect or an OpenTV Material Adverse Effect.  Such approvals, waivers and consents, as applicable, shall be in full force and effect, and all filings with or notices to Governmental Entities, if any, that are required on the part of the Seller Parties or the Purchaser Parties in connection with the consummation of such transactions shall have been made, other than those that, if not obtained, in force or effect or made (as the case may be), could not, either individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect or an OpenTV Material Adverse Effect.

(e)           No Material Adverse Change.  There shall not have occurred any OpenTV Material Adverse Change since the date of this Agreement.

(f)            Board Transition.  All necessary action reasonably satisfactory to Kudelski in compliance with applicable British Virgin Islands law shall be taken immediately prior to the Closing so that Persons designated by Kudelski shall constitute the majority of the board of directors of OpenTV immediately following the Closing and the Liberty Approval shall have been executed and delivered to Kudelski.

(g)           OpenTV Board Resolutions. OpenTV shall have delivered board resolutions necessary to transfer ownership of the Shares under applicable British Virgin Islands law to the Purchasers and to enter the Purchasers into the official share registry of OpenTV effective as of the Closing.

(h)           Legal Opinion.  The Purchasers shall have received the written opinion of Harney Westwood & Riegels or other British Virgin Islands counsel reasonably satisfactory to the Purchaser in substantially the form attached as Exhibit C confirming that the Charter Amendment has been duly and validly authorized and adopted by OpenTV in accordance with all applicable laws, regulations and procedures of the British Virgin Islands and that the Charter Amendment has been duly filed with the Registrar of Companies of the British Virgin Islands and is in full force and effect.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1           Termination. This Agreement may be terminated:

(a)           at any time prior to the Closing, by mutual agreement of the Seller Parties and the Purchaser Parties (and the Seller Parties and the Purchaser Parties will give written notice to OpenTV at the time of such termination or promptly thereafter);

(b)           at any time prior to the Closing by Kudelski, if (i) the Seller Parties shall have breached in any material respect any of their covenants in Article IV or V or if any Seller Party shall have breached any of its representations or warranties in Article II, in each case, which breach would result in a failure of a condition set forth in Section 6.3(a) to be satisfied, and such breach continues for a period of 30 days after notice of the breach is given to the Seller Parties by Kudelski, (ii) notwithstanding the Seller Parties’ exercise of commercially reasonable efforts to prevent it, and without regard to any limitations on the Seller Parties’ ability to prevent such action as a result of the exercise of fiduciary duties by the Seller Party Representatives, OpenTV or its Subsidiaries shall have (x) taken any Material Action without the consent of Kudelski (subject, in the case of a Material Action specified in clause (f) of Section 4.1, to the proviso of clause (f)) or (y) taken any of the actions prohibited by Section 4.2(b) (but only if the action was taken by a director of OpenTV, by OpenTV or its Subsidiaries with the prior knowledge of a director of OpenTV, or by OpenTV or its Subsidiaries without the prior knowledge of a director of OpenTV if such action continued without cure after a director of OpenTV became aware of such action), in each case, without the consent of Kudelski, or (iii) any of the Seller Parties shall have breached any of their respective obligations pursuant to Section 4.2;

(c)           at any time prior to the Closing by Liberty, if the Purchaser Parties shall have breached in any material respect any of its representations, warranties or covenants in Articles III, IV or V and such breach continues for a period of 30 days after notice of the breach is given to the Purchaser by any Seller Party; and

(d)           at any time after the last day of the third complete calendar month following the date of this Agreement (the “Deadline Date”), by either Kudelski or Liberty if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this clause (d) shall not be available to Liberty, on the one hand, or Kudelski, on the other hand, if the failure of the Closing to occur prior to such date was a result of (i) in the case of Liberty, any breach by Liberty or any other Seller Party of any of the representations, warranties, covenants or agreements of any such Person contained in this Agreement, or (ii) in the case Kudelski, any breach by the Purchaser Parties of any of the representations, warranties, covenants or agreements of any such Person contained in this Agreement; provided, further, that if the Closing has not occurred solely (A) because any of the conditions set forth in Section 6.1 have not been satisfied or (B) because OpenTV or any of its Subsidiaries have taken any Material Action without the consent of the Purchaser (subject, in the case of a Material Action specified in clause (f) of Section 4.1, to the proviso of clause (f)) or any of the actions prohibited by Section 4.2(b) without the consent of Kudelski, and, in the case of clause (B) of this proviso, if such action is capable of being cured by OpenTV or such Subsidiary to the reasonable satisfaction of Kudelski, then Kudelski or Liberty may, by written notice to the other Party, extend the Deadline Date to the date two months following the initial Deadline Date; and provided, further, that if the Closing has not occurred solely because the condition of Section 6.3(f) cannot be satisfied by the Deadline Date, then Kudelski or Liberty may extend the Deadline Date by written notice to the other Party to one week following the date of the next meeting of shareholders of OpenTV at which a majority of the OpenTV board of directors may be elected and the condition set forth in Section 6.3(f) can be satisfied.

(e)           any termination of this Agreement by Liberty will be on its own behalf and on behalf of each other Seller Party and any termination of this Agreement by Kudelski will be on its own behalf and on behalf of each other Purchaser Party.

7.2           Effect of Termination.   In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties hereto except as set forth in Sections 7.5 and 9.10; provided, that the provisions of this Section 7.2 and Article IX (other than Sections 9.1 and 9.12) shall remain in full force and effect and survive any termination of this Agreement.  For the avoidance of doubt, nothing in this Section 7.2 shall impair the right of the Purchaser Parties to seek equitable relief pursuant to Section 9.12 prior to termination of this Agreement under Section 7.1.

7.3           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4           Extension; Waiver.  The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.5           Payment of Certain Amounts.

(a)           If this Agreement is terminated by the Purchaser Parties pursuant to Section 7.1(b) and the Seller Parties or their Controlled Affiliates or OpenTV or its Subsidiaries enter into any agreement with respect to, or consummate, an Alternate Transaction or an Extraordinary Transaction prior to or within 12 months of the date of such termination or the Seller Parties or any of their Controlled Affiliates tender any of the Shares in any tender offer, exchange offer or similar transaction commencing prior to or within 12 months after the date of termination, then the Seller Parties shall, jointly and severally, pay to the Purchaser Parties no later than the date of the consummation of such Alternate Transaction or Extraordinary Transaction or the date of acceptance of Shares for purchase or exchange in such tender offer, exchange offer or similar transaction an aggregate amount in cash (payable in immediately available funds) equal to the product of (x) the excess of (1) the weighted average per share purchase price (in US dollars) received by the Seller Parties or their Controlled Affiliates in such other transaction (including the fair market value of any noncash consideration delivered to the Seller Parties or their Affiliates in such transaction) over (2) the Per Share Price, multiplied by (y) the lesser of (1) the aggregate number of Shares that were sold by the Seller Parties and their Controlled Affiliates in such other transaction or (2) the number of Shares that were to have been purchased by the Purchasers pursuant to this Agreement (in each case, appropriately adjusted to reflect the effect of any share splits, share dividends or similar events affecting the OpenTV A Shares or the OpenTV B Shares occurring prior to the consummation of the transaction).

(b)           If this Agreement is terminated by Purchaser Parties pursuant to Section 7.1(b)(i) (if such termination results from a breach by a Seller Party of any of its representations or warranties in Article II or any of its covenants in Articles IV or V) or Section 7.1(b)(iii) as a result of a breach by any Seller Party of the covenants set forth in Section 4.2(a), 4.2(b) or 4.2(c), then the Seller Parties shall, in addition to any amount payable pursuant to Section 7.5(a), promptly reimburse Kudelski for its actual costs and expenses reasonably incurred in connection with the negotiation of this Agreement, Kudelski’s due diligence review of OpenTV, OpenTV’s Subsidiaries and the Seller Parties, and Kudelski’s reasonable actions taken in anticipation of the consummation of the transactions contemplated by this Agreement, including the fees, disbursements and expenses of its accounting, financial and legal advisors and consultants and any filing fees paid to any Governmental Entities; provided that the Seller Parties shall not be obligated to reimburse Kudelski for such costs and expenses in an aggregate amount in excess of US $3 million.

(c)           If this Agreement is terminated by Liberty pursuant to Section 7.1(c) (if such termination results from a breach by any Purchaser Party of any of its representations or warranties in Article III or any of its covenants in Articles IV or V), then the Purchaser Parties shall promptly reimburse the Seller Parties for their actual costs and expenses reasonably incurred in connection with the negotiation of this Agreement, the Seller Parties’ due diligence review of the Purchaser, OpenTV and OpenTV’s Subsidiaries and the Seller Parties’ reasonable actions taken in anticipation of the consummation of the transactions contemplated by this Agreement, including the fees, disbursements and expenses of their respective accounting, financial and legal advisors and consultants and any filing fees paid to any Governmental Entities; provided that the Purchaser shall not be obligated to reimburse the Seller Parties for such costs and expenses in an aggregate amount in excess of US $3 million.

ARTICLE VIII
INDEMNIFICATION

8.1           Indemnification by the Seller Parties.

(a)           Subject to written notice of such claim for indemnification being given to the Seller Parties within the appropriate survival period set forth in Section 9.1, each of the Seller Parties, jointly and severally, covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the Purchaser Parties from and against all Losses of the Purchaser Parties directly or indirectly resulting from or arising out of (i) any representation or warranty of the Seller Parties contained in this Agreement that survives the Closing pursuant to Section 9.1 not being true and correct when made or deemed made, or (ii) any nonperformance or breach of any covenant or agreement of the Seller Parties contained in this Agreement (including the covenants and agreements set forth in Article I).

(b)           The Purchaser Parties acknowledge and agree that following the Closing, their sole and exclusive remedy with respect to any and all claims for monetary damages relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article VIII.

(c)           The right to indemnification pursuant to this Section 8.1 will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation of a Seller Party. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations.

(d)           Other than with respect to Losses resulting from a breach of Sections 2.1, 2.3, 2.12 or 4.4 (the “Seller Basket Exceptions”), no indemnification by the Seller Parties under this Section 8.1 in respect of any Losses shall be due and payable unless the aggregate amount of all such Losses payable by the Seller Parties exceeds US $1,500,000 (the “Basket Amount”), whereupon the Seller Parties will be liable to the Purchaser Parties only to the extent that the aggregate of such Losses exceeds $500,000.  Other than claims of, or causes of action arising from, fraud on the part of the Seller Parties or any of their Controlled Affiliates, in no event shall the aggregate liability of the Seller Parties to indemnify Purchaser against Losses under this Section 8.1 exceed the Escrow Amount; provided, however, that the limitations set forth in this sentence shall not be applicable to any breach by the Seller Parties of the Seller Basket Exceptions.  Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Seller Parties to indemnify Purchaser Parties against Losses under this Section 8.1 (including, without limitation, Losses arising from claims of or causes of action arising from fraud or any breach by the Seller Parties of the Seller Basket Exceptions) exceed the Purchase Price.

(e)           Except for Losses resulting from a breach by the Seller Parties of the Seller Basket Exceptions or arising from claims of  or causes of action arising from fraud on the part of the Seller Parties, (i) the amount of any indemnity that may become payable after the Closing in the case of any claim by the Purchaser Parties under Section 8.1 shall be paid solely in accordance with the terms of the Escrow Agreement and only to the extent there are funds held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (ii) the Purchaser’s sole remedy with respect to any claim for indemnification shall be pursuant to the Escrow Agreement and only to the extent of the Escrow Amount.

8.2           Indemnification by the Purchaser Parties.

(a)           Subject to written notice of such claim for indemnification being given to the Purchaser Parties within the appropriate survival period set forth in Section 9.1, the Purchaser Parties covenant and agree, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the Seller Parties from and against all Losses directly or indirectly resulting from or arising out of (i) any representation or warranty of the Purchaser Parties contained in this Agreement that survives the Closing pursuant to Section 9.1 not being true and correct when made or deemed made, or (ii) any nonperformance or breach of any covenant or agreement of the Purchaser Parties contained in this Agreement (including the covenants and agreements set forth in Article I).

(b)           The Seller Parties acknowledge and agree that following the Closing, their sole and exclusive remedy with respect to any and all claims for monetary damages relating to this Agreement and the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII.

(c)           Other than with respect to Losses resulting from a breach of Sections 3.1 or 3.2 (the “Purchaser Basket Exceptions”), no indemnification by the Purchaser Parties under this Section 8.2 in respect of any Losses shall be due and payable unless the aggregate amount of all such Losses exceeds US $1,500,000 (the “Purchaser Basket Amount”), whereupon the Purchaser Parties will be liable to the Seller Parties only to the extent that the aggregate of such Losses exceeds $500,000.  Other than claims of, or causes of action arising from, fraud on the part of the Purchaser Parties or their Affiliates, in no event shall the aggregate liability of the Purchaser Parties to indemnify the Seller Parties against Losses under this Section 8.2 exceed an amount equal to the Escrow Amount; provided, however, that the limitations set forth in this sentence shall not be applicable to any breach by the Purchaser Parties of the Purchaser Basket Exceptions.  Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate liability of the Purchaser Parties to indemnify the Seller Parties against Losses under this Section 8.2 (including, without limitation, Losses arising from claims of or causes of action arising from fraud or any breach by the Purchaser Parties of the Purchaser Basket Exceptions) exceed the Purchase Price.

8.3           Escrow.  The Escrow Amount shall be available for the payment of any claims by the Purchaser Parties for indemnification under Section 8.1 until the later of January 31, 2008 or twelve (12) months following the Closing Date (the “Escrow Termination Date”).  The Escrow Amount shall be held in escrow pursuant to the terms of the Escrow Agreement and will be held, invested, administered and disbursed according to the Escrow Agreement.  On the Escrow Termination Date, the Escrow Amount, less any amounts previously paid to the Purchaser on account of indemnity claims and any amounts that may be reserved to cover then pending indemnification claims made by the Purchaser Parties (such amounts to be determined by the Purchaser Parties in the reasonable exercise of their business judgment), shall be released to the Seller Parties and to OpenTV as provided below in this Section 8.3.  Any portion of the Escrow Amount that is released to the Seller Parties and OpenTV shall be allocated among the Seller Parties and OpenTV in proportion to their respective “Escrow Release Sharing Ratios” reflected on Schedule 1.2.  Kudelski and Liberty shall promptly give joint written instructions under the Escrow Agreement to carry out the intent of this Section 8.3.

8.4           Defense of Action.

(a)           Any Party seeking indemnification under Section 8.1 or 8.2 hereof will give the Party from whom such indemnification is sought (the “Indemnifying Party”) prompt (which shall not be later than ten Business Days following receipt of written notice of such third party claim) notice of any third party claim, investigation, action, suit or proceeding with respect to which such indemnification is sought; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which such notifying Party (the “Indemnified Party”) failed to give such notice).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim. In the case of any such third party claim (other than a third party claim against OpenTV or any of its Subsidiaries), the Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party to exercise full control of the defense, compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of such notice by the Indemnified Party shall: (a) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 8.1 or 8.2 (as the case may be) are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of Section 8.1 or 8.2 (as the case may be), (b) notify such Indemnified Party in writing of the Indemnifying Party’s intention to assume the defense thereof, and (c) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding.

(b)           If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party, or (iii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in either of which cases the Indemnifying Party shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i), (ii), or (iii) the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 8.4 to the extent the Indemnifying Party was entitled to do so pursuant to Section 8.4. The Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (y) in which the amount of money damages contemplated to be paid in connection with such settlement, compromise or judgment, exceeds any dollar limitations on the Indemnifying Party’s obligations hereunder pursuant to Section 8.1 or 8.2, or (z) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

ARTICLE IX
GENERAL PROVISIONS

9.1           Survival.  The representations and warranties of the Purchaser Parties and the Seller Parties contained herein (other than those included in the Seller Basket Exceptions or the Purchaser Basket Exceptions) shall survive the Closing and continue in full force and effect until the Escrow Termination Date.  The representations and warranties included in the Seller Basket Exceptions and the Purchaser Basket Exceptions shall survive the Closing and continue in full force and effect until the 24-month anniversary of the Closing Date.  The covenants and agreements made by each Party in this Agreement will survive the Closing without limitation unless otherwise contemplated by their terms.  Any representation, warranty or covenant that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods shall survive with respect to such claim or dispute until the final resolution thereof.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or by a reputable international overnight delivery service, , or sent via facsimile, with confirmation of receipt, to the Parties at the following address or at such other address for a party as shall be specified by notice hereunder:

if to Liberty or any Seller, to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Charles Y. Tanabe
Phone: 720-875-5400
Fax: 720-875-5445

with a copy to:

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Peggy B. Knight
Phone: (303) 297-2900
Fax: (303) 298-0940

if to Kudelski or any Purchaser, to:

Kudelski S.A.
Rte de Geneve 22-24
P.O. Box 134
1033 Cheseaux
Switzerland
Attention: Lucien Gani

Phone: 41-21-728-5059
Fax: 41-79-353-8859

with a copy to:

Heller Ehrman LLP
275 Middlefield Rd.
Menlo Park, CA 94025
Attention: Larry Wainblat
Phone: (650) 324-7011
Fax: (650) 324-6087

Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the next Business Day following deposit of such notice, properly addressed with carriage prepaid, with a reputable international overnight delivery service or on the second Business day if such delivery is to a foreign address or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt.

9.3           Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference shall be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated. When a reference is made in this agreement to a Disclosure Schedule, such reference shall be to the Disclosure Schedule delivered herewith on the date of this Agreement by the appropriate party, and not to any supplement to, or change or modifications of, such Disclosure Schedule.  The information set forth in one section of a Disclosure Schedule shall be deemed to be included in all other relevant sections of such Disclosure Schedule to the extent that the relevancy of such information to such other Sections of the Disclosure Schedule is reasonably apparent from the information so disclosed; provided, that the foregoing shall not be applicable to sections of the Seller Disclosure Schedule that set forth an affirmative list of items required to be set forth in response to such item rather than as a modification or exception to the applicable section. The words “include,” “includes,” “included” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “close of business” shall be deemed to mean 5:00 PM, New York City time, on the date specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The words “shall” and “will” are used interchangeably and shall be deemed to have the same meaning.  The pronouns used and definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The phrase “made available” in this Agreement shall mean that the information referred to has been made available (i) through OpenTV Commission Filings, or (ii) provided by Liberty or OpenTV in a data room to which Kudelski was provided reasonable access and, (iii) in either case, an electronic or hard copy was actually provided, if requested, to the party hereto requesting such information. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, except as otherwise specifically provided, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities or contracts or rights means any material event, change, condition or effect related to the business, condition (financial or otherwise), operating results, material customer or supplier relationships, properties, assets (including intangible assets) or liabilities of such entity or group of entities; provided, that this definition is not applicable to defining the word “materially” in the context of the definitions of OpenTV Material Adverse Change or OpenTV Material Adverse Effect.  Any representation, warranty, covenant or agreement contained in this Agreement relating to the delivery or making available to the Seller Parties of any document shall be deemed to be satisfied if such document has been delivered or made available, as applicable, to Liberty. Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

9.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.

9.5           Entire Agreement; Assignment; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Disclosure Schedule, (a) constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties hereto with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, except in the case of (i) Sections 5.2, 5.6, 5.9, 5.11, 5.13, 8.3, 9.10 and the Escrow Agreement, OpenTV and its Subsidiaries, and (ii) Section 5.8, current and former officers and directors of OpenTV, and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically; provided, that Purchaser Parties may assign their right to purchase the Shares to any Subsidiary of a Purchaser Party, but no such assignment shall relieve the Purchaser Parties from their obligation to pay in full the Purchase Price for the Shares.

9.6           Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

9.7           No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of law thereof).

9.9           Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that  ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.10         Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants, legal counsel, brokers and finders) shall be paid by the Party incurring such expense, and Liberty shall reimburse OpenTV for a portion of the OpenTV Expenses equal to the lesser of US$40,000 or the amount obtained by multiplying the amount of the OpenTV Expenses by a fraction, the numerator of which is equal to the Aggregate Liberty Party Shares (as defined in the Control Premium Letter) and the denominator of which is equal to the Outstanding Ordinary Shares (as defined in the Control Premium Letter).  In the event of any action, suit or proceeding, at law or in equity, among the Parties relating to the enforcement of the Parties’ rights and obligations under or in respect of this Agreement or the Escrow Agreement, the Party that prevails in such action, suit or proceeding shall be entitled to reimbursement from the non-prevailing Party of its costs and expenses reasonably incurred relating to such enforcement; provided, that in the event such Party prevails on some but not all issues in such action, suit or proceeding, then the costs and expenses between the Parties shall be allocated in proportion to damages, and if damages are not an appropriate measure, as the court may determine.

9.11         Further Assurances.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement with respect to the transactions consummated at such Closing and to vest the Purchaser with full title to the Shares delivered at the Closing, each Party shall, upon the request and at the expense of the other party, and without further consideration, execute and deliver such other instruments of conveyance and transfer, fully cooperate with the requesting party and take such other actions as the requesting Party reasonably may request.

9.12         Enforcement.  Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party or its representatives and that any such breach would cause the other Party (and, in the case of a breach by the Seller Parties of the covenants contained in Section 5.2, 5.6 or 5.9, OpenTV) irreparable harm. Accordingly, each Party agrees that, in the event of any breach or threatened breach of this Agreement by a Party or its representatives, the other Party, or, to the extent it has the right to enforce this Agreement, OpenTV, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or providing a cross-undertaking in damages or other security, to equitable relief, including injunctive relief and an order for specific performance.

9.13         Authorized Agent; Consent to Jurisdiction.  The Purchaser Parties hereby appoint C T Corporation System at 111 8th Avenue, New York, NY 10011 as their authorized agent (the “Authorized Agent”) upon which process may be served in any action arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any court by any party hereto and expressly consents to the jurisdiction of any such court as noted below, but only in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.  The Purchaser Parties represent and warrant that the Authorized Agent has agreed to act as said agent for service of process and agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  If the Authorized Agent shall cease to act as the Purchaser Parties’ agent for service of process, the Purchaser Parties shall appoint without delay another such agent and notify the Seller Parties of such appointment in the manner provided in Section 9.2.  With respect to any such action in the courts, service of process upon the Authorized Agent in the manner provided in Section 9.2 at the address indicated above and written notice of such service to the Purchasers given as provided in Section 9.2 shall be deemed, in every respect, effective service of process upon the Purchaser Parties.  Each Party will submit to the exclusive jurisdiction of any federal or state court located in the State of New York having subject matter jurisdiction with respect to any dispute that arises out of this Agreement.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transaction contemplated hereby in (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.14         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

9.15         Execution by Kudelski Cayman and Kudelski US.  It is acknowledged and agreed by the Parties that Kudelski will cause Kudelski Cayman and Kudelski US to execute this Agreement as promptly as practicable after the date hereof and such later execution shall not in any way affect the binding nature of this Agreement effective as of the date of this Agreement as among the Parties that have executed this Agreement on the date hereof.  All representations and warranties of the Kudelski Subs shall not be deemed effective with respect to each such Kudelski Sub until the date each such Kudelski Sub executes this Agreement but upon execution of this Agreement by a Kudelski Sub it shall be deemed to have been a party hereto effective as of the date of this Agreement.  In the event that either or both Kudelski Cayman and Kudelski US fail to execute this Agreement and deliver a copy of its signature page to Liberty by the earlier of twenty (20) business days following the date hereof or the Closing, all obligations of each such Kudelski Sub that has not executed this Agreement and delivered its signature page to Liberty by such date shall become the obligation of Kudelski.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

LIBERTY IATV, INC.		LIBERTY MEDIA CORPORATION

By:	/s/ Michael P. Zeisser	By:	/s/ Michael P. Zeisser
Name: Michael P. Zeisser		Name: Michael P. Zeisser
Title: Senior Vice President		Title: Senior Vice President

LIBERTY IATV HOLDINGS, INC.		KUDELSKI SA

By:	/s/ Michael P. Zeisser	By:	/s/ Mauro Saladini
Name: Michael P. Zeisser		Name: Mauro Saladini
Title: Senior Vice President		Title: Executive Vice President and Chief Financial Officer

KUDELSKI INTERACTIVE USA, INC.			and

		By:	/s/ Alan Guggenheim
By:		Name: Alan Guggenheim
Name:		Title: Executive Vice President
Title:

KUDELSKI INTERACTIVE CAYMAN, LTD.

By:
Name:
Title:

EXHIBIT A

CERTAIN DEFINED TERMS

As used in this Agreement and the Exhibits and Schedules hereto, the following terms have the indicated meanings:

“Affiliate” with respect to any Person means any other Person Controlling, Controlled by or under common Control with such first Person; provided, that neither OpenTV nor any Subsidiary of OpenTV is an Affiliate of any Seller Party for purposes of this Agreement.

“Business Day” means any day other than Saturday, Sunday and a day on which banks are required or permitted to close in New York, New York, San Francisco, California or Switzerland.

“Closing Control Premium Payment” means the amount, if any, payable to OpenTV at the Closing in respect of the Control Premium, as determined using the formula set forth on the Allocation Schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Contract” means any mortgage, indenture, lease, contract, agreement, instrument, bond, note, debenture or franchise.

“Control” means the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise), directly or indirectly, of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities , by contract or otherwise) the decision of such Person to engage in the particular conduct at issue.

“Controlled Affiliate” with respect to any Person means any Affiliate of such Person that such Person Controls; provided, that neither OpenTV nor any Subsidiary of OpenTV is a Controlled Affiliate of any Seller Party for purposes of this Agreement.

“Control Premium” means the portion of the Purchase Price to be paid by the Seller Parties to OpenTV pursuant to the Control Premium Letter.

“Control Premium Letter” means the Letter Agreement between Liberty and OpenTV dated February 10, 2006.

“DOJ” means the United States Department of Justice.

“Employee Benefit Plan” means any pension, retirement, profit sharing, deferred compensation, share option, employee share ownership, severance pay, vacation, bonus or other incentive plan, any other written employee programs, arrangements or agreements, any medical, vision, dental or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section

3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by OpenTV or any ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of OpenTV and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of OpenTV are eligible to participate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is or was (a) together with OpenTV, treated as a “single employer” under Section 414(b), 414(c) or 414(m) of the Code, (b) required to be aggregated with OpenTV under Section 414(o) of the Code, or (c) under “common control” with OpenTV under Section 4001(a)(14) of ERISA.

“FTC” means the United States Federal Trade Commission.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean all domestic or foreign: (a) inventions (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, discoveries and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, assumed names, corporate names and other indications of origin, including, without limitation, translations, adaptations, derivations, and combinations thereof, (c) original works of authorship, copyrights, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) computer software, including, without limitation, programs, applications, source and object codes, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing, (f) rights in confidentiality, (g) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium), (h) all applications to register, registrations, and renewals or extensions of the foregoing, (i) domain names, and (j) the goodwill associated with each of the foregoing.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated October 23, 1999, by and among OpenTV, the Investors specified therein, the Existing Holders specified therein, MIH (BVI) Ltd., a company incorporated in the British Virgin Islands, and Sun.

“Law” means any statute, law, ordinance , rule, regulation, registration, permit, order, license, decree or judgment, including any of the foregoing as they relate to Tax.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest; provided, that the definition of “Lien” shall not include a license of Intellectual Property.

“Losses” means all losses, damages, liabilities, deficiencies, obligations, costs and expenses (including settlement costs and reasonable legal, accounting and experts’ fees), claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest and penalties.

“Material Party” means each Person listed on Schedule 1.

“Material Contract” means any Contract to which OpenTV or one or more of its Subsidiaries is a party and that is disclosed in the OpenTV Commission Filings that is of a type described in Item 601(b)(10) of Regulation S-K promulgated by the Commission and any Contract between OpenTV or its Subsidiaries and a Material Party, provided, however, that any Contract with a Material Party that is insignificant to the relationship between OpenTV and that Material Party shall not be a Material Contract.

“OpenTV 2000 Exchange Plan” means OpenTV’s Amended and Restated 2000 Exchange Plan.

“OpenTV Employee Plans” means all Employee Benefit Plans for the benefit of any current or former employee, officer or director of OpenTV or its Subsidiaries, in each case, that are currently maintained or directly contributed to by OpenTV or its Subsidiaries.

“OpenTV Expenses” means all actual out-of-pocket third-party costs and expenses reasonably incurred by OpenTV in connection with the negotiation of this Agreement, the Purchaser’s due diligence review of OpenTV and OpenTV’s Subsidiaries, and OpenTV’s reasonable actions taken in anticipation of the consummation of the transactions contemplated hereby, including the fees and expenses of the advisers, accountants and legal counsel of OpenTV and of the special committee of the board of directors of OpenTV and any filing fees paid to any Governmental Entities.

“OpenTV Key Employee” means the “officers” of OpenTV determined in accordance with Rule 16a-1(f) promulgated under the Exchange Act.

“OpenTV Material Adverse Change” and “OpenTV Material Adverse Effect” mean any event, change, violation, inaccuracy, circumstance or effect, that is materially adverse to the business, condition (financial or otherwise), operating results, properties, assets (including intangible assets) or liabilities of OpenTV and its Subsidiaries, taken as a whole, other than as a result of changes adversely affecting the United States or foreign economies in general or the securities markets generally or changes affecting the cable television industry, the satellite television industry or the broadcasting industry (in any such case, so long as OpenTV and its Subsidiaries are not disproportionately affected thereby).

“OpenTV Sub” means OpenTV, Inc., a Delaware corporation and wholly owned subsidiary of OpenTV.

“Permitted Encumbrances” means the following: (i) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of OpenTV or the applicable Subsidiary of OpenTV in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of OpenTV or the applicable Subsidiary of OpenTV, (iii) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of statutory obligations, leases and Contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds, (iv) purchase money security interests or Liens on property acquired or held by OpenTV or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property, and (v) easements, restrictions and other minor defects of title that are not, individually or in the aggregate, material or that do not, individually or in the aggregate, materially and adversely affect the value of the property affected thereby.

“Person” means any individual, corporation, company, limited liability company, partnership, joint venture, governmental authority, business association or other entity.

“Remaining OpenTV Shares” means up to 2,313,716 OpenTV A Shares and up to 303,996 OpenTV B Shares (in each case, as appropriately adjusted to reflect the effect of any division or combination of shares, any dividends payable in shares or similar events affecting the OpenTV A Shares or the OpenTV B Shares, as the case may be) held by LDIG OTV, Inc., a Delaware corporation and indirect wholly owned subsidiary of Liberty.

“Restrictions” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security (the “Subject Security”) shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, right of last refusal, escrow arrangement, proxy, buy-sell agreement, co-sale right, tag-along right, power of attorney or other Contract to which the owner of the Subject Security is a party that, conditionally or unconditionally (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (A) any Subject Security or other security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any Subject Security or other security, or (C) any interest in the Subject Security or other security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions (other than ministerial requirements related to transfers), (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien affecting the Subject Security or other security, proceeds or distributions, or (iv) provides a Person with a right to sell, transfer or otherwise dispose of other capital stock or any other security other than the Subject Security in connection with a sale, disposition or other transfer of the Subject Security or any interest therein.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Parties’ knowledge,” “knowledge of the Seller Parties” or words of similar meaning shall mean the actual knowledge of the Seller Party Representatives.

“Seller Party Representatives” means Robert R. Bennett, Anthony G. Werner and Michael Zeisser, in their capacities as directors of OpenTV, and any person approved or designated by the Seller Parties to replace any of the foregoing directors in the event of his death or resignation or removal from the board of directors of OpenTV.

“SSI” means Sun TSI Subsidiary, Inc.

“Subsidiary” means, with respect to any Person (a) a corporation a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Restriction, (b) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Restriction or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Sun” means Sun Microsystems, Inc.

“Sun Agreements” means, individually and collectively, (a) the Exchange Agreement, dated October 23, 1999, by and among OpenTV, OpenTV Sub and SSI, (b) Shareholders’ Agreement, dated October 23, 1999, among the Seller, SSI and OpenTV and (c) the Amended and Restated Stockholders’ Agreement dated October 23, 1999 among OpenTV, OTV Holdings Limited, Sun Microsystems, Inc., SSI and OpenTV Sub.

“Tax” and “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing (a) all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and other obligations of the same or of a similar nature to any of the foregoing, (b)

any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Wholly Owned Controlled Affiliate” means with respect to any Person, any Controlled Affiliate of such Person in which 100% of the outstanding common equity ownership interests are owned, directly or indirectly, by such Person.

TERM	SECTION
Agreement	Preamble
Allocation Schedule	1.2
Alternate Transaction	4.2(a)
Authorized Agent	9.13
Charter Amendment	2.4(b)
Closing	1.3(a)
Closing Date	1.3(a)
Confidential Information	5.2(a)
Contract Consent	2.5(a)
Cost Reimbursement Agreement	5.11(a)
Covered Directors and Officers	5.8(a)
D&O Insurance	5.8(c)
Deadline Date	7.1(d)
Director Indemnity Agreements	5.8(a)
Disclosing Party	5.2(a)
Escrow Agent	1.3(b)(iv)
Escrow Agreement	1.3(b)(iv)
Escrow Amount	1.3(b)(v)
Escrow Termination Date	8.3
Exchange Act	2.5(b)
Extraordinary Transaction	4.2(b)
Filed Financial Statements	2.6(a)
GAAP	2.6(a)
Governmental Entity	2.5(b)
IATV	Preamble
IATV Holdings	Preamble
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Indemnity Period	5.8(a)
Injunction	5.4(a)
Kudelski	Preamble
Kudelski Cayman	Preamble
Kudelski US	Preamble
Kudelski Sub	Preamble
Liberty	Preamble

TERM	SECTION
Liberty Approval	5.5(c)
Material Action	6.3(a)
Material Compensatory Arrangement	2.10
Net Purchase Price	1.2
OpenTV	Recitals
OpenTV A Shares	Recitals
OpenTV Articles	4.1(a)
OpenTV B Shares	Recitals
OpenTV Charter	2.3
OpenTV Commission Filings	2.6(a)
OpenTV Confidential Information	5.2(b)
OpenTV License Agreements	2.9(b)
OpenTV Releasees	5.9(a)
Parties	Preamble
Per Share Price	1.2
Purchase Price	1.2
Purchased A Shares	1.1
Purchased B Shares	1.1
Purchaser	Preamble
Purchaser Basket Amount	8.2(c)
Purchaser Basket Exceptions	8.2(c)
Purchaser Disclosure Schedule	3.3
Purchaser Material Adverse Effect	3.1
Purchaser Parties	Preamble
Receiving Party	5.2(a)
Representatives	5.2(a)
Restricted Business	5.6(a)
Restricted Party	5.6(a)
Restricted Period	5.6(a)
Seller	Preamble
Seller Basket Amount	8.1(d)
Seller Basket Exceptions	8.1(d)
Seller Benefit Plans	5.11(a)
Seller Benefit Plans Termination Date	5.11(a)
Seller Disclosure Schedule	2.5(b)
Seller Material Adverse Effect	2.1
Seller Party License Agreement	2.9(a)
Seller Parties	Preamble
Shares	1.1